UNITED STATES

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2021 Proxy Statement

APA CORPORATION

APA
Corporation

FROM OUR	Chairman of the Board

Dear Fellow Shareholders,

On behalf of the entire Board, I thank you for your continued support and investment in Apache Corporation and its new parent company, APA Corporation. As your Board, we seek to achieve sustainable shareholder value by executing against a clear and focused strategy, using prudent risk management, sound corporate governance, aligned executive compensation programs, and environmental and social responsibility initiatives.

We would like to highlight a few areas of particular significance for the Board this past year:

Business & Strategy. While 2020 macroeconomic conditions were challenging, our strategic approach to creating shareholder value remains unchanged. We are prioritizing long-term returns over growth, focusing on cash flow generation, strengthening our balance sheet through debt reduction, and advancing a large-scale opportunity in Suriname. We are allocating capital to the best return opportunities across our diversified portfolio, while aggressively managing our cost structure. In response to the significant oil demand and price dislocation in early 2020, the following key actions were taken to manage cash flow and preserve liquidity:

•  Reduced 2020 upstream capital investment to approximately $1.0 billion, a roughly 58 percent decrease from 2019

•  Decreased the Company’s dividend by 90 percent beginning the first quarter of 2020

•  Implemented deeper cost cutting measures and more than doubled our estimated annual savings from $150 million to over $400 million

•  Initiated a debt buy-back program at prices below par and executed a successful bond offering, at rates below our weighted average coupon, that significantly increased near-term liquidity

•  Entered into protective near-term hedges

•  Initiated a methodical curtailment / shut-in program

Covid-19 Response. In addition to the decisive business and strategic actions, APA acted quickly to prioritize our employees’ health and safety, while also working to ensure business continuity. Key actions taken by the Company included:

•  Closing all U.S. corporate offices with minimal business disruption as the Company switched to a work-from-home environment

•  Implementing new operational protocols to ensure employee safety in the field, including increased cleaning measures

•  Helping our communities by donating PPE and critical medical equipment to hospitals and first responders

Engaging with Shareholders. We continue to place a high value on incorporating direct feedback from our shareholders into our corporate governance and executive compensation practices. Our efforts ensure that we remain focused on best practices in corporate governance, while maintaining a compensation program that continues to demonstrate pay for performance, ensures clear connections to our strategic goals, and reflects the views of our shareholders. This past year, our discussions also extended to include our response to the Covid-19 pandemic, human capital management with a focus on diversity and inclusion, and environmental risk oversight. I was pleased to meet and speak directly with many of our investors, while our management team engaged with many more. In all, we reached out to shareholders representing approximately 68 percent of our outstanding shares.

APA Corporation / 2021 Proxy Statement	i

Environmental & Social Stewardship. We understand that the future success of our Company hinges upon our ability to help meet the world’s energy needs in ways that are innovative, safe, environmentally responsible, and profitable — for the long-term benefit of all our stakeholders. Protecting the environment is a key part of our mission to be the premier exploration and production company and is a core focus of our efforts. Our Board has an active role in the oversight of sustainability matters. In 2020, we linked environment, social, and governance (ESG) performance to compensation for employees, building on our previous action to tie health, safety, security, and environmental performance-related items to compensation incentives for senior managers and executives. For employees, 20 percent of annual incentive compensation is now tied to ESG goals. We are also focused on increasing transparency around our practices, and recently initiated alignment of our disclosures with Sustainability Accounting Standards Board (SASB) and Task Force on Climate-related Financial Disclosures (TCFD) recommendations.

Diversity & Inclusion (D&I). Fostering a diverse and inclusive environment has long been a priority for APA. It is essential for our workforce to be representative of the global community in which we operate, and we believe that diversity is vital to our long-term success. Over the past five years, we have increased our U.S. ethnic minority population by 22 percent and our U.S. female science, technology, engineering, and mathematics (STEM) employee headcount by 26 percent.

This year has brought increased discussion of the issue of diversity and inclusion. While we are very proud of our efforts to date, we know we have more work to do and can do better. APA has shown its continued pledge to D&I by implementing a number of initiatives in 2020, such as:

•   Partnering with a prominent D&I consultant to advise on APA’s overall strategy

•   Evaluating recruiting, talent management, learning, and benefits processes to optimize D&I, including hiring a dedicated D&I lead

•   Offering diversity conscious inclusion and unconscious bias training

•   Partnering with U.S. business schools to provide business instruction and leadership training to rising diverse STEM leaders

As APA’s transformation progresses, our Board continues to value the feedback and support from our shareholders. Our Board looks forward to continuing the dialogue with you, and we value the trust you place in us through your investment in APA Corporation.

Sincerely,

John E. Lowe

Chairman of the Board

APA Corporation

April 13, 2021

ii	APA Corporation / 2021 Proxy Statement

FROM OUR	Management Development and Compensation Committee

Dear Fellow Shareholders,

As the independent Management Development and Compensation Committee (MD&C Committee) of APA Corporation (the Company), our most important mandate is to structure our executive compensation programs to create close alignment with our shareholders’ interests, while continuing to attract and retain talented executives to execute the Company’s strategy and create long-term value.

Shareholder Feedback

Over the past few years, we have introduced significant improvements to our compensation practices based on shareholder feedback. These enhancements were received positively and led to our Say-on-Pay proposals receiving support from 95 percent and 92 percent of our shareholders who voted on the proposals at our 2019 and 2020 annual meetings, respectively.

We maintained our robust shareholder engagement program and, in the fall of 2020, reached out directly to shareholders representing approximately 68 percent of shares outstanding to discuss, amongst other topics, our compensation practices, particularly in light of the Covid-19 pandemic and the macro headwinds our industry has faced. Shareholders owning approximately 50 percent of shares outstanding either met with us in engagement meetings, attended our ESG event with our CEO and President, or told us no meeting was necessary this year. Our Board, including our Chairman, along with certain members of the management team were available for these discussions based on the preference of the particular shareholder.

Response to Covid-19

As the committee that oversees human capital matters, the health and safety of our personnel has been our top priority. In 2020, the Company moved quickly to implement a wide range of fit-for-purpose protocols to ensure a safe and productive work environment in both our onshore and offshore operations. Our Board has been fully engaged on our Covid-19 response plans and receives regular updates from management. Thankfully, we have experienced a relatively small number of Covid-19 cases and have incurred no material operational disruptions beyond our intentional production curtailments. We are prepared to be flexible with our work model for as long as necessary. Since the onset of the pandemic, we have been listening and responding to the specific needs of the communities in which we work and live, and the Company has donated PPE and critical medical equipment to hospitals and first responders as well as supporting food banks, long distance learning initiatives, and shelters for women and children. We continue to actively monitor Covid-19 in all of our operating areas, including areas with office locations, and we plan to implement a phased return-to-office approach for each area once the situation is deemed safe.

Annual Incentive Compensation Plan

For 2020, the MD&C Committee enacted enhancements to the annual incentive compensation plan, including:

•  Simplifying the plan by reducing the number of metrics by 50 percent

•  Placing greater emphasis on generating free cash flow (FCF) by introducing a FCF metric

•  Adding new ESG-focused goals, bringing the total weight of ESG-focused goals to 20 percent (up from 10 percent)

•  Eliminating the production growth target to better align incentives with shareholder return outcomes

The enhancements remained in effect for the full year.

In light of the ongoing Covid-19 pandemic and historic market volatility impacting the oil and gas industry, the MD&C Committee modified the annual incentive metrics and weightings, effective solely for the second half of 2020, to incentivize cost savings, increased liquidity, and adoption of our new operating model.

APA Corporation / 2021 Proxy Statement	iii

Long-Term Incentive Compensation Plan

Importantly, we continue to hold our executives accountable to the challenging targets previously set — no changes were made to the long-term incentive compensation plans as a result of the Covid-19 pandemic or market conditions.

In 2020, the MD&C Committee enacted certain enhancements, which remain in effect, including:

•  Increasing the weighting of performance shares for the CEO and President

•  Eliminating RSUs tied to Altus Midstream

•  Adding the S&P 500 Index as one of the TSR performance peers — This action was taken because the MD&C Committee believes that the Company should be measured against the broader market as well as its direct peers. The MD&C Committee also received shareholder feedback on this topic that confirmed its view and is increasing the weighting to 2 peers for 2021.

Other Compensation Program Changes

This year, in response to the current market and to more closely align pay to shareholder experience, the Committee reduced the target compensation for our CEO and President by 10 percent in 2020. This follows the increase in holding requirements from 6 times to 10 times base salary that was put in place in 2019.

The MD&C Committee is dedicated to ensuring that our compensation programs motivate long-term value creation. We believe the changes to our compensation programs help advance that prime objective. Taking into account shareholder feedback, we assess changes, and indeed all elements of the program, in the context of the Company’s strategic objectives to:

•  Operate in a safe and environmentally responsible manner

•  Deliver attractive risk-adjusted returns and improve FCF yield while maintaining capital discipline

•  Return value to shareholders in the form of dividend payments, share repurchases, and debt reduction

•  Maintain a balanced portfolio, including organic exploration

•  Employ leading technology strategies and progress sustainability initiatives

Our goal is to ensure that our compensation programs align with our shareholders’ interests. We understand that the future success of our Company hinges upon our ability to help meet the world’s energy needs in ways that are innovative, safe, environmentally responsible, and profitable — for the long-term benefit of all our stakeholders. To drive continuous improvement in environmental, health, and safety (EH&S) activities, we establish annual, companywide EH&S performance goals as a component of incentive compensation plans for all employees, from the field to the executive suite. As noted above, for our 2020 annual incentive compensation plan, we added new ESG-focused goals to bring the total weight to 20 percent. This included a goal relating to greenhouse gas emissions, freshwater use, natural gas flaring, the United Nations’ Sustainable Development Goals, and workforce training. This goal is in addition to a health and safety goal weighted at 10 percent, giving ESG-focused goals a combined weighting of 20 percent.

We look forward to your continuous feedback as we strive to position our Company as a recognized leader with respect to compensation practices.

Sincerely,

Members of the MD&C Committee

William C. Montgomery, Chair

Annell R. Bay

Juliet S. Ellis

Rene R. Joyce

H. Lamar McKay

April 13, 2021

iv	APA Corporation / 2021 Proxy Statement

Notice of Annual Meeting of Shareholders

Thursday, May 27, 2021

10:00 a.m. (Central time)

Online Registration Required in Advance at www.proxydocs.com/APA

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 27, 2021:

This proxy statement and the Annual Report on Form 10-K of Apache Corporation (the Company’s predecessor registrant) for the fiscal year ended December 31, 2020 are available free of charge at: www.proxydocs.com/APA

The 2021 annual meeting of shareholders of APA Corporation, a Delaware corporation (the Company), will be held on Thursday, May 27, 2021, at 10:00 a.m. (Central time), via an online webcast, with registration required in advance at www.proxydocs.com/APA, for the following purposes:

1.  Election of the ten directors named in the attached proxy statement to serve until the Company’s annual meeting in 2022;

2.  Ratification of appointment of Ernst & Young LLP as the Company’s independent auditor for fiscal year 2021;

3.  Advisory vote to approve the compensation of the Company’s named executive officers;

4.  Approval of an amendment to the Amended and Restated Certificate of Incorporation of Apache Corporation (Apache), the Company’s wholly-owned subsidiary, to eliminate the recently-added pass-through voting provision that requires approval by both the Company and the Company’s shareholders prior to certain actions being taken by or at Apache; and

5.  Transaction of any other business that may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock as of the close of business on March 29, 2021, are entitled to notice of, and to vote at, the annual meeting. As of March 1, 2021, the Company became the successor issuer to and parent holding company of Apache, pursuant to a holding company reorganization in which all of Apache’s outstanding shares were automatically converted into equivalent corresponding shares of the Company.

Due to the ongoing public health risks and safety concerns related to the Covid-19 pandemic, this annual meeting of shareholders will be held in a virtual-only format. Shareholders will not be able to attend the meeting in person. For details on accessing the virtual meeting, please refer to the section titled How to Register for and Access the Virtual Meeting beginning on page 59 of this proxy statement.

Your vote is important. Whether or not you plan to access the virtual meeting, we encourage you to vote as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled How to Vote beginning on page 60 of this proxy statement, or, if you requested to receive printed proxy materials, your enclosed proxy card.

By order of the Board of Directors,

Rajesh Sharma

Corporate Secretary

APA Corporation

Houston, Texas

April 13, 2021

APA Corporation / 2021 Proxy Statement	v

Index of Frequently Requested Information:

2020 Annual Incentive Scorecard	32
Board and Committee Evaluations	13
Board Diversity	14
Board Risk Oversight	10
ESG Highlights	34
Peer Group - 2020 Compensation	40
Peer Group - 2020 TSR Performance	37
Peer Group - 2021 Compensation	40
Peer Group - 2021 TSR Performance	39
Pledging and Hedging Policies	17
Stock Ownership Requirements for Directors	17
Stock Ownership Requirements for Officers	38
Summary Compensation Table	44

Information on our website and any other website referenced herein is not incorporated by reference into, and does not constitute a part of, this proxy statement.

APA Corporation / 2021 Proxy Statement	1

Proxy Statement

GENERAL

This proxy statement contains information about the 2021 annual meeting of shareholders of APA Corporation. In this proxy statement both “APA” and the “Company” refer to APA Corporation and its consolidated subsidiaries, unless the context indicates otherwise, and “Apache” refers to Apache Corporation, a wholly-owned subsidiary of APA. This proxy statement and the enclosed proxy card are being made available to you by the Company’s Board of Directors (the Board) starting on or about April 13, 2021.

On January 4, 2021, Apache announced plans to implement a holding company reorganization (the Holding Company Reorganization). On March 1, 2021, Apache implemented the Holding Company Reorganization, forming APA, which became the new parent company of and the successor issuer to Apache. Pursuant to the Holding Company Reorganization, all of Apache’s outstanding shares were automatically converted into equivalent corresponding shares of APA.

PURPOSE OF THE ANNUAL MEETING

At the Company’s annual meeting, shareholders will vote on the following matters:

•	Proposals 1-10: election of directors;

•	Proposal 11: ratification of appointment of Ernst & Young LLP (EY) as the Company’s independent auditor;

•	Proposal 12: advisory vote to approve the compensation of the Company’s named executive officers (NEOs);

•

Proposal 13: approval of an amendment to the Amended and Restated Certificate of Incorporation of Apache, the Company’s wholly-owned subsidiary, to eliminate the recently-added pass-through voting provision that requires approval by both the Company and the Company’s shareholders prior to certain actions being taken by or at Apache (the Apache Charter Amendment); and

•	Transaction of any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting.

There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

For information on who can vote, how to vote, and the votes needed for approval of the above items, please see Voting and Other Information near the end of this proxy statement.

SUMMARY OF BOARD RECOMMENDATIONS

The Board recommends that you vote as follows:

FOR	Proposals 1-10: election of directors
FOR	Proposal 11: ratification of appointment of EY as the Company’s independent auditor
FOR	Proposal 12: advisory vote to approve the compensation of the Company’s NEOs
FOR	Proposal 13: approval of the Apache Charter Amendment

2	APA Corporation / 2021 Proxy Statement

ELECTION OF DIRECTORS (PROPOSAL NOS. 1 – 10)

The current terms of directors Annell R. Bay, John J. Christmann IV, Juliet S. Ellis, Chansoo Joung, Rene R. Joyce, John E. Lowe, H. Lamar McKay, William C. Montgomery, Amy H. Nelson, Daniel W. Rabun, and Peter A. Ragauss will expire at the annual meeting. On February 4, 2021, Mr. Joyce informed the Board of his decision not to stand for re-election at the Company’s annual meeting on May 27, 2021. Each of the remaining directors has been recommended by the Company’s Corporate Governance and Nominating Committee and nominated by the Board for election by the shareholders to a one-year term. If elected, all nominees will serve beginning upon their election until their respective successors shall have been duly elected and qualified at the annual meeting of shareholders in 2022.

Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than ten nominees. The Board knows of no nominee for director who is unwilling or unable to serve.

The Board recommends that you vote “FOR” the election of each of the nominees as directors.

Summary Information about Our Nominees

Director Nominees	CEO/Senior Officer Experience	Financial Reporting Experience	Industry Experience	Global Experience	Environmental/ Regulatory Experience	Other Public Company Board Experience
Annell R. Bay	●		●	●	●	●
John J. Christmann IV	●	●	●	●	●
Juliet S. Ellis	●	●	●	●		●
Chansoo Joung		●	●	●		●
John E. Lowe	●	●	●	●	●	●
H. Lamar McKay	●	●	●	●	●	●
William C. Montgomery		●	●	●		●
Amy H. Nelson		●	●		●	●
Daniel W. Rabun	●	●	●	●	●	●
Peter A. Ragauss	●	●	●	●		●
Percentage of Board

Board Nominee Composition Highlights

Independence	Average Tenure (Years)	Balanced Tenures	Diversity (Gender and Ethnicity)

Substantial Recent Refreshment

APA Corporation / 2021 Proxy Statement	3

Nominees for Election as Directors

Biographical information as of April 13, 2021, including principal occupation and business experience during the last five years, of each nominee for director, is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years. In addition, each nominee’s experience, qualifications, attributes, or skills to serve on our Board are set forth below. Pursuant to the Holding Company Reorganization, all references to a director’s service on the Board or its committees, or employment with the Company, prior to March 1, 2021 mean service on Apache’s Board of Directors or committees, or employment with Apache, as applicable.

ANNELL R. BAY, 65, joined the Company’s Board of Directors in May 2014. She chairs the Corporate Governance and Nominating Committee and is a member of the Management Development and Compensation Committee.

From July 2011 to April 2014, Ms. Bay served as vice president, Global Exploration, of Marathon Oil Corporation, having previously held the position of senior vice president, Exploration, since June 2008.

Prior to joining Marathon, Ms. Bay served as vice president, Americas Exploration of Shell Exploration and Production Company from 2004 to 2008.

Prior to joining Shell, Ms. Bay was vice president, Worldwide Exploration, and vice president, North America Exploration, of Kerr-McGee Oil and Gas Corporation, having been with Oryx Energy prior to its merger with Kerr-McGee.

Ms. Bay serves as a director of Hunting PLC, a London-based energy service provider, and Verisk Analytics, Inc., a global data analytics provider. She also serves on the advisory boards for the Jackson School of Geosciences at the University of Texas at Austin and the Independent Petroleum Association of America Energy Education Center, and she is a Trustee at Trinity University in San Antonio, Texas.

With her extensive executive experience in the oil and gas industry, and as a result of her service on the advisory boards of educational and industry organizations, Ms. Bay brings to the Board a wealth of oil and gas exploration and operations, civic, and educational experience.

As a member of public company boards in two countries having significantly different governance regulatory regimes, Ms. Bay also brings unique governance skills and experience to the Board. She is a highly regarded speaker at major governance events on both sides of the Atlantic.

She has hosted individual and small group meetings with large and environmental, social, and governance (ESG) focused shareholders. As chair of the CG&N Committee, she has overseen the updating of the Company’s governance principles and the adoption of a committee calendar formalizing oversight of key ESG subjects.

4	APA Corporation / 2021 Proxy Statement

JOHN J. CHRISTMANN IV, 54, was appointed the Company’s chief executive officer and president, and joined the Company’s Board of Directors effective January 20, 2015.

Mr. Christmann previously served as the Company’s executive vice president and chief operating officer, North America, since January 2014.

From January 2010 through December 2013, he served as region vice president, Permian Region. From January 2004 through December 2009, he served as vice president, Business Development, and from April through December 2003, he served as production manager for the Gulf Coast Region. Prior to that, Mr. Christmann held various positions of increasing responsibility in the business development area since joining the Company in 1997.

Previously, Mr. Christmann was employed by Vastar Resources/ARCO Oil and Gas Company in business development, crude oil marketing, and various production, operational, and reservoir engineering assignments.

Mr. Christmann received his bachelor’s degree in petroleum engineering from the Colorado School of Mines and Master of Business Administration from Southern Methodist University.

With over 32 years in the oil and gas industry, including over 23 years at the Company leading both operational and staff functions and most recently serving as chief executive officer, Mr. Christmann has the proficiency and depth to manage and operate a large-scale oil and gas exploration and production company.

Mr. Christmann’s extensive experience in the oil and gas industry has provided him with an in-depth understanding of successful execution and operational management in the field, an appreciation and talent for value-added merger and acquisition activity, and the expertise to oversee the strategic direction of a large, publicly traded company.

His experience, coupled with his thorough knowledge and understanding of the Company’s assets and unique operations, complement Mr. Christmann’s management strengths and enable him to lead the Company through the complexities of day-to-day operations as well as the macroeconomic impact of commodity prices.

JULIET S. ELLIS, 62, joined the Company’s Board of Directors in May 2019. She is a member of the Corporate Governance and Nominating Committee and the Management Development and Compensation Committee.

Ms. Ellis served as a managing director and senior portfolio manager for Invesco Ltd. (Invesco) and as the chief investment officer for Invesco’s US Growth Equities Investment Management Unit until her retirement in March 2019. Ms. Ellis was senior portfolio manager for Invesco’s Small Cap Growth Fund and Small Cap Equity Fund between 2004 and 2017. Ms. Ellis has over 32 years of experience in the institutional investment management industry and has been a Chartered Financial Analyst (CFA) since 1990.

Prior to joining Invesco in 2004, Ms. Ellis was employed by JPMorgan Chase & Co. (JPMorgan), including its predecessor, Fleming Asset Management, where she held increasingly senior positions, starting from an equity analyst position in 1987 to a senior portfolio manager in 1993 and a managing director in 2000, where she served as senior portfolio manager of JPMorgan’s small-cap equity and small-cap growth strategies. She began her investment career in 1981 with Merrill Lynch.

Ms. Ellis has been a member of the Board of Directors for Donnelley Financial Solutions, Inc. since 2018 and serves on its Compensation committee and its Governance committee. Ms. Ellis is a member of the Board of Directors for nonprofit Houston Methodist Hospital system and serves as the Chair of its Finance committee and serves on the Compensation committee. She is a member of Women Corporate Directors (WCD).

Ms. Ellis brings a variety of financial and executive experiences and perspectives to the Board. Her extensive experience in portfolio management, strategy, and risk oversight, along with her institutional-investor perspective, will enhance her contributions to the Board.

APA Corporation / 2021 Proxy Statement	5

CHANSOO JOUNG, 61, joined the Company’s Board of Directors in February 2011. He chairs the Audit Committee and is a member of the Corporate Governance and Nominating Committee.

From 2005 to 2015, Mr. Joung was a partner and then senior advisor at Warburg Pincus LLC. He was responsible for making and monitoring investments in all sectors of the energy industry, including upstream, gas and gas liquids processing and transportation, and electric power. He was also responsible for global coordination of the firm’s renewables activities, including wind, solar, biofuels, and grid storage.

From 1987 to 2004, Mr. Joung was employed by Goldman Sachs where he held increasingly senior positions, culminating his 17-year career as head of the Americas Natural Resources Group in the investment banking division. His other leadership responsibilities in the investment banking division included stints as co-head of recruiting and co-head of women’s and diversity recruitment and development.

Mr. Joung has been a member of the board of directors of the general partner of Magellan Midstream Partners, L.P. since May 2019 and serves on its compensation committee and nominating and governance committee. He is also an advisory director on the advisory board of Pickering Energy Partners LP.

Prior to joining the Company’s Board, Mr. Joung served as a director on two other NYSE-listed company boards: Targa Resources Partners LP from 2007 to 2011, and Targa Resources Corporation from 2010 to 2011. He also served as a director on a number of private company boards during his tenure at Warburg Pincus.

Mr. Joung has spent almost his entire career in the finance industry working with energy companies. Through his experiences in private equity and as an investment banker, Mr. Joung gained significant experience with energy companies, the energy industry, and energy-related capital markets and mergers and acquisitions activity, which enhance his contributions to the Board. Those experiences have also given Mr. Joung the ability to identify, assess, and manage risk that can affect a large energy company like the Company.

JOHN E. LOWE, 62, joined the Company’s Board of Directors in July 2013 and became non-executive chairman as of May 2, 2015.

Mr. Lowe enjoyed a 30-year career with ConocoPhillips and Phillips Petroleum Company, serving in positions of increasing responsibility during that time. Most recently, he served as assistant to the chief executive officer of ConocoPhillips, a position he held from 2008 until Phillips 66 was spun off from ConocoPhillips in 2012.

Previously, Mr. Lowe held a series of executive positions in the exploration and production, commercial, and planning areas of ConocoPhillips, including executive vice president, exploration and production from 2007 to 2008; executive vice president, commercial from 2006 to 2007; and executive vice president, planning, strategy, and corporate affairs from 2002 to 2006, with his responsibilities including government relations, public affairs, and corporate technology.

Mr. Lowe is a member of the board of directors for Phillips 66, Houston, Texas, and TC Energy Corporation, Calgary, Alberta. He is a senior executive advisor to Tudor, Pickering, Holt & Co. He is a former board member of Agrium Inc., Chevron Phillips Chemical Co. LLC, DCP Midstream LLC, and DCP Midstream GP LLC, the general partner of DCP Midstream Partners LP.

With over 30 years of experience in the oil and gas industry, and as an executive of ConocoPhillips, a director of Phillips 66, a director of TC Energy, a senior executive advisor to Tudor, Pickering, Holt & Co., and a former director of Agrium, Chevron Phillips Chemical Co. LLC, DCP Midstream LLC, and DCP Midstream GP, Mr. Lowe brings valuable experience to the Board, including experience identifying, assessing, and minimizing risks faced by oil and gas companies.

6	APA Corporation / 2021 Proxy Statement

H. LAMAR MCKAY, 62, joined the Company’s Board of Directors in February 2021. He is a member of the Management Development and Compensation Committee.

Mr. McKay served as the chief transition officer of BP p.l.c. (BP) from October 2019 until his retirement in December 2020. He previously served as BP’s deputy chief executive officer since February 2016. Prior to that role, from January 2013, Mr. McKay was the chief executive of BP’s worldwide upstream business. Mr. McKay was also chairman and president of BP America, Inc. and executive vice president of BP since January 2009. He began his career in 1980 with Amoco (now BP), and held leadership positions of increasing responsibility throughout his career, including as a general manager, business unit leader, head of strategy, group vice president, senior vice president, and executive vice president.

Mr. McKay is a member of the board of directors of CRH plc, Dublin, Ireland.

Mr. McKay spent his career at a major international oil and gas company. His extensive experience and global perspective will assist the Board in the assessment and management of risks faced by natural gas and oil companies.

WILLIAM C. MONTGOMERY, 59, joined the Company’s Board of Directors in September 2011. He chairs the Management Development and Compensation Committee.

From October 2002 to April 2011, Mr. Montgomery was a partner in the investment banking division of Goldman, Sachs & Co., where he headed the firm’s Americas Natural Resources Group as well as its Houston office and was a member of the Investment Banking Services Leadership Group. Over the span of 22 years as an investment banker, Mr. Montgomery focused globally on large-cap energy companies, primarily in the upstream, integrated, and oil service sectors.

Since July 2011, Mr. Montgomery has served as a partner of Quantum Energy Partners, a private equity firm that focuses on investments in the energy and power industries. He is a member of Quantum Energy’s executive and investment committees. In October 2015, Mr. Montgomery was elected a director of Enterprise Products Holdings LLC, the general partner of Enterprise Products Partners L.P., where he is the chair of its audit committee and serves on its conflicts committee.

Mr. Montgomery has been an active civic leader, chairing the boards of the Houston Museum of Natural Science and the St. Francis Episcopal Day School. He currently serves on the board of trustees of the Episcopal Health Foundation and the Board of Visitors of the MD Anderson Cancer Center.

Mr. Montgomery has spent almost his entire career working in the finance industry focusing on large-cap energy companies. Formerly as an investment banker and now in private equity, Mr. Montgomery has gained significant experience with the energy industry and energy-related capital markets. The company also benefits from the extensive relationships that Mr. Montgomery has formed throughout his career serving various global energy companies. Mr. Montgomery’s contributions to the Board are aided by the knowledge and experience he gained from his current and former roles, which have involved broad and deep exposure to key issues impacting the upstream, midstream, and oil services sectors.

APA Corporation / 2021 Proxy Statement	7

AMY H. NELSON, 52, joined the Company’s Board of Directors in February 2014. She is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

Ms. Nelson is the president of Greenridge Advisors, LLC, which she founded in 2007 as an energy services and equipment consulting firm focused on the development, execution, and financing of growth strategies. Ms. Nelson advises her clients on strategy development, capital allocation, acquisition evaluation, and infrastructure development. Her clients span a broad range of oilfield service, product, and geographic markets.

From 2000 to 2007, Ms. Nelson served as a vice president of SCF Partners, an oilfield service and equipment-focused private equity firm, where she concentrated on investment strategy, investment execution, and portfolio company management.

Ms. Nelson was elected a director of NexTier Oilfield Solutions Inc. effective July 2019 and Helix Energy Solutions Group, Inc. effective August 2019. She also served on several private company boards during her tenure at SCF Partners and Greenridge Advisors. Since 2018, Ms. Nelson has served on the NACD TriCities Chapter Board of Directors.

From 1992 to 1998, Ms. Nelson worked for Amoco Production Company in planning, project management, and engineering roles.

Ms. Nelson has devoted her career to serving companies in the oil and gas industry. Ms. Nelson’s experiences have provided her with valuable insight into corporate strategy, capital allocation, and the assessment and management of risks faced by oil and gas companies.

Over the past decade, Ms. Nelson has also developed substantial water-related expertise in unconventional field development water cycle, including treatment technologies, water delivery and take-away temporary and permanent infrastructure, frac-water sources, containment and salt water disposal, management of access rights to ground, surface, industrial, and municipal water sources, and management of regulatory and compliance issues. Ms. Nelson’s understanding of this important environmental subject enhances her contributions to the Board.

DANIEL W. RABUN, 66, joined the Company’s Board of Directors in May 2015. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

From 2007 to his retirement in May 2015, Mr. Rabun served as the chairman of Ensco plc, an offshore drilling services company, based in London. He retired as president and chief executive officer of Ensco in June 2014, having held the office of chief executive officer for more than seven years and president for more than eight years.

From 1986 through 2005, prior to joining Ensco, Mr. Rabun was a partner with the international law firm of Baker & McKenzie LLP, where he provided legal advice to oil and gas companies.

Mr. Rabun is a non-executive director of Golar LNG Ltd. and the Chairman of the Board of ChampionX Corporation. During 2012, he served as chairman of the International Association of Drilling Contractors. Mr. Rabun has also been a Certified Public Accountant since 1976.

Mr. Rabun brings a variety of experiences to our Board, including service as chairman of the board, president, and chief executive officer of Ensco. During Mr. Rabun’s term at Ensco, Ensco drilled some of the most complex wells for super majors, national oil companies, and independent operators in nearly every strategic oil and gas area in the world, from the North Sea to the “golden triangle” of the Gulf of Mexico, Brazil, and West Africa, and from the Middle East and the Mediterranean to Asia and Australia. Mr. Rabun’s experience as non-executive director of Golar LNG Ltd. gives him invaluable insight into the global liquid natural gas business, which will be beneficial to the corporation in its efforts to market natural gas. In addition, Mr. Rabun’s experience as chairman of the board of ChampionX Corporation gives him good insight into new technologies used to drill and produce oil and gas.

Mr. Rabun’s international experience, global perspective, experience with strategic acquisitions, and financial acumen from having served as a public company’s chairman, president, and chief executive officer assist the Board in the assessment and management of risks faced by oil and gas companies.

8	APA Corporation / 2021 Proxy Statement

PETER A. RAGAUSS, 63, joined the Company’s Board of Directors in December 2014. He is a member of the Audit Committee.

In November 2014, Mr. Ragauss retired from Baker Hughes after serving eight years as senior vice president and chief financial officer.

From 2003 to 2006, prior to joining Baker Hughes, Mr. Ragauss was controller, Refining and Marketing, for BP p.l.c. From 2000 to 2003, he was chief executive officer for Air BP. From 1998 to 2000, he was assistant to group chief executive for BP Amoco. He was vice president of Finance and Portfolio Management for Amoco Energy International when Amoco Corporation merged with BP.

From 1996 to 1998, Mr. Ragauss served as vice president of Finance for El Paso Energy International. He held positions of increasing responsibility at Tenneco Inc. from 1993 to 1996, and Kidder, Peabody & Co. Incorporated from 1987 to 1993.

Mr. Ragauss was elected a director of The Williams Companies, Inc. in September 2016.

Mr. Ragauss brings a wealth of accounting, financial, and executive experience to the Board, having held senior positions, including as chief executive officer, chief financial officer, controller, and vice president of finance. His wide and varied experiences in the oil and gas industry, including in the area of finance, have provided him with a unique understanding and insight concerning the risks faced by oil and gas companies.

Director Independence

During the first two months of 2021, the Board evaluated all business and charitable relationships between the Company and the Company’s non-employee directors (all directors other than Mr. Christmann) and all other relevant facts and circumstances. As a result of the evaluation, the Board determined, as required by the Company’s Governance Principles, that each non-employee director is an independent director as defined by the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by The Nasdaq Stock Market (Nasdaq) and the Securities and Exchange Commission (SEC). The Company’s Governance Principles are available on the Company’s website (www.apacorp.com).

The Company’s Governance Principles require that the independent directors meet in executive session at least twice each year; in 2020, they met four times in executive session. These executive sessions are chaired by our non-executive chairman. Pursuant to the Company’s Governance Principles, the non-executive chairman is an independent director who is elected from time to time, but not less than annually, by the affirmative vote of a majority of the independent directors. In addition to chairing the executive sessions, the non-executive chairman discusses management’s proposed meeting agenda with the other independent directors and reviews the approved meeting agenda with our chief executive officer, leads the discussion with our chief executive officer following the independent directors’ executive sessions, ensures that the Board’s individual group and committee self-assessments are completed annually, leads periodic discussions with other Board members and management concerning the Board’s information needs, and is available for discussions with major shareholders. John E. Lowe has served as the Company’s non-executive chairman since May 2015. The role and responsibilities of the non-executive chairman and the method established for communication of concerns to the independent directors are included in the Company’s Governance Principles.

Reporting of Concerns to Independent Directors

Anyone who has concerns about the Company may communicate those concerns to the independent directors. Such communication should be mailed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, and the corporate secretary will forward such communications to the independent directors.

Board Leadership Structure and Risk Oversight

Board Leadership Structure

Consistent with good governance practices, independent director John E. Lowe was appointed non-executive chairman, effective May 2, 2015, and has been reelected to that position by the full Board annually. The Board does not have a formal policy regarding

APA Corporation / 2021 Proxy Statement	9

whether the position of chairman may be filled by the Company’s Chief Executive Officer and President. Instead, the Board has adopted a flexible leadership structure that allows for variations depending on the circumstances and changing needs of the Company over time. The Board believes the current structure enhances corporate governance and allows each of our non-executive chairman and our Chief Executive Officer and President to remain focused on their distinct roles, which, for the non-executive chairman, primarily involves Board and corporate governance and, for the Chief Executive Officer and President, primarily involves day-to-day management leadership and implementing our corporate strategy. The Board regularly reviews all aspects of its governance profile, including the Board leadership structure, and will make changes as appropriate.

Risk Oversight

The full Board oversees the Company’s risk management, while Company management is responsible for the day-to-day management of risk. To assist it in this oversight role, the Board’s committees are primarily responsible for certain matters relating to the risks inherent in the committees’ respective areas of oversight, with each committee regularly reporting and making recommendations to the full Board. Risk oversight responsibilities for our Board and its committees are delegated as set forth below:

Our Board receives regular updates and recommendations from the committees about these activities, and reviews additional risks not specifically within the purview of any particular committee and risks of a more strategic nature, including operational risks and those relating to health, environment, safety, and security.

Cybersecurity risk is an area of increasing focus for our Board, particularly as more and more of our operations rely on digital technologies. To mitigate this risk, the Company has adopted an information security program, which uses sophisticated technology and processes and is aligned with the National Institute of Standards and Technology Cybersecurity Framework for risk management. Our management team provides regular updates to each of the Audit Committee and the full Board regarding this program, as well as trends in cyberattack activities and other developments impacting our digital security.

10	APA Corporation / 2021 Proxy Statement

During 2020, the Company moved quickly to implement a wide range of fit-for-purpose protocols to ensure a safe and productive work environment in both our onshore and offshore operations. The Company has experienced a relatively small number of Covid-19 cases and has incurred no material operational disruptions beyond our intentional production curtailments. The Board has been fully engaged on this matter, receiving regular updates from management on our Covid-19 response.

Additionally, the Company has a Corporate Risk Management Committee (CRMC) composed of certain members of our management team. The CRMC monitors and manages risks and is tasked with, among other things, ensuring sound policies, procedures, and practices are in place to address corporate-wide management of risks, including financial and operational risks. The CRMC regularly reports to the Board on the leading risks as assessed by the members of the CRMC.

In addition to the oversight provided by our Board, its committees, executive officers, and the members of our management team, including our CRMC, our independent directors hold regularly-scheduled executive sessions as often as they deem appropriate, but in any event at least twice each year. In 2020, the independent directors met four times in executive session. These executive sessions provide an additional avenue through which the Board monitors the Company’s risk exposure and policies regarding risk management.

The Company believes that this structure and division of responsibility is the most effective way to monitor and control risk.

For discussion of risk considerations in our compensation programs, please see Compensation Discussion and Analysis – Risk Considerations in Compensation Programs included in this proxy statement.

Standing Committees and Meetings of the Board

The standing committees of the Board include an Audit Committee, a Corporate Governance and Nominating (CG&N) Committee, and a Management Development and Compensation (MD&C) Committee. Actions taken by these committees are reported to the Board at the next Board meeting. During 2020, each of the Company’s continuing directors who was then-serving attended all regularly-scheduled meetings of the Board and committees of which he or she was a member. All directors attended the Company’s 2020 annual meeting of shareholders held on May 14, 2020. Note that, pursuant to the Holding Company Reorganization, all meetings and actions taken by written or electronic consents prior to March 1, 2021 were those of Apache’s Board of Directors and its committees.

Name	Board	Audit	CG&N	MD&C
Annell R. Bay	●		Chair	●
John J. Christmann IV, CEO & President	●
Juliet S. Ellis	●		●	●
Chansoo Joung	●	Chair	●
Rene R. Joyce(1)	●			●
John E. Lowe, Non-Executive Chairman	Chair
H. Lamar McKay(2)	●			●
William C. Montgomery	●			Chair
Amy H. Nelson	●	●	●
Daniel W. Rabun	●	●	●
Peter A. Ragauss	●	●
Number of Meetings in 2020	10	9	5	6
(1)	On February 4, 2021, Mr. Joyce notified the Board of his intention not to stand for re-election at the 2021 annual meeting of shareholders.

(2)	On February 4, 2021, Mr. McKay was elected to the Board, and he therefore did not attend any Board or committee meetings during 2020.

APA Corporation / 2021 Proxy Statement	11

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s consolidated financial statements, accounting and financial reporting processes, and systems of internal controls over accounting and financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, independence, and performance, including having sole authority for appointment, compensation, oversight, evaluation, and termination; (iv) the performance of the Company’s internal audit function; (v) the report of the Audit Committee required by the rules of the SEC, as included in this proxy statement; and (vi) the fulfillment of the other responsibilities set out in its charter. The Audit Committee charter, as adopted by the Board and which reflects applicable SEC and Nasdaq rules and regulations, is available on the Company’s website (www.apacorp.com).

As described more fully above in Board Leadership Structure and Risk Oversight, the Audit Committee is also tasked with reviewing the guidelines and policies governing the process by which both the senior management and the relevant departments of the Company assess and manage the Company’s exposure to risk. In addition, the Audit Committee oversees the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Board has determined that all members of the Audit Committee qualify as financial experts, as defined in Item 407 of Regulation S-K under the Securities Act of 1933, as amended, and each is considered “financially sophisticated” under Nasdaq rules. During 2020 and the first two months of 2021, the Board reviewed the composition of the Audit Committee pursuant to the rules of the SEC and Nasdaq governing audit committees. Based on this review, the Board confirmed that all members of the Audit Committee are “independent” under the SEC and Nasdaq rules.

CG&N Committee

The duties of the CG&N Committee include recommending to the Board the slate of director nominees submitted to the shareholders for election at each annual meeting and proposing qualified candidates to fill vacancies on the Board. The CG&N Committee is also responsible for developing corporate governance principles for the Company, reviewing related party transactions, overseeing the evaluation of the Board, and reviewing the Company’s strategies regarding sustainability and other environmental, social, and governance (ESG) related matters. During the first two months of 2021, the Board reviewed the composition of the CG&N Committee pursuant to the Nasdaq rules governing nominating and governance committees. Based on this review, the Board confirmed that all members of the CG&N Committee are “independent” under the Nasdaq rules. The CG&N Committee charter, as adopted by the Board, is available on the Company’s website (www.apacorp.com).

The CG&N Committee considers director nominee recommendations from executive officers of the Company, independent members of the Board, and shareholders of the Company, as well as recommendations from other interested parties. The CG&N Committee may also retain an outside search firm to assist it in finding appropriate nominee candidates. Shareholder recommendations for director nominees received by APA’s corporate secretary (at the address for submitting shareholder proposals and nominations set forth under the heading Future Shareholder Proposals and Director Nominations below) are forwarded to the CG&N Committee for consideration.

MD&C Committee

The MD&C Committee reviews the Company’s management resources and structure, including CEO and management succession planning, and administers the Company’s compensation programs and retirement, stock purchase, and similar plans. The MD&C Committee may, in its discretion, if allowed by applicable laws or regulations, delegate all or a portion of its duties and responsibilities to a subcommittee of the MD&C Committee composed of at least two members. During the first two months of 2021, the Board reviewed the composition of the MD&C Committee pursuant to the Nasdaq rules governing compensation committees. Based on this review, the Board confirmed that all members of the MD&C Committee are “independent” under the Nasdaq rules. All members of the Committee are also “outside directors,” as defined by applicable federal tax law or regulations of the Internal Revenue Service. The MD&C Committee charter, as adopted by the Board, is available on the Company’s website (www.apacorp.com).

Committee Charters

You can access electronic copies of the charters of the Audit Committee, CG&N Committee, and MD&C Committee of the Board on the Company’s website (www.apacorp.com). Our Governance Principles and our Code of Business Conduct and Ethics, which

12	APA Corporation / 2021 Proxy Statement

meet the requirements of a code of ethics under applicable SEC regulations and Nasdaq standards, each document as amended from time to time, are also available on the Company’s website. You may request printed copies of any of these documents by writing to APA’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

Board and Committee Evaluations
Our Board recognizes that a thorough evaluation process is an important element of corporate governance and enhances our Board’s effectiveness. Therefore, each year, the independent non-executive chairman of the Board oversees the evaluation process to ensure that the full Board and each committee conduct an assessment of their performance and solicit feedback for areas of improvement. With respect to the full Board, our chairman interviews each Board member individually to solicit Board feedback on a wide-range of performance-related matters. In turn, the chairwoman of the CG&N Committee interviews each Board member to solicit feedback on the non-executive chairman’s performance. Each committee also conducts a thorough annual self-evaluation in the committee’s executive session. These evaluations are then shared with the full Board during the Board’s executive session.

In December 2018, the Board also engaged the National Association of Corporate Directors (NACD), which administered an independent board evaluation through individual interviews with each director and an online survey completed by each director. After discussion with the independent non-executive chairman and the chairwoman of the CG&N Committee, NACD facilitated a discussion of the results with the full Board.

Criteria for New Board Members and Re-Election of Board Members

The CG&N Committee considers the following criteria in recommending new nominees or the re-election of directors to the Company’s Board and its committees:

●

Expertise and perspective needed to govern the business and strengthen and support senior management; for example: strong financial expertise, knowledge of international operations, or knowledge of the petroleum industry and/or related industries;

●	Sound business judgment and a sufficiently broad perspective to make meaningful contributions;

●	Interest and enthusiasm in the Company and a commitment to become involved in its future;

●	The time and energy to meet Board commitments;

●	Ability to constructively participate in discussions, with the capacity to quickly understand and evaluate complex and diverse issues;

●	Dedication to the highest ethical standards;

●	Dedication to the highest health, safety, and environmental standards;

●	Supportive of management, but independent, objective, and willing to question and challenge both openly and in private exchanges; and

●	An awareness of the dynamics of change and a willingness to anticipate and explore opportunities.

All decisions to recommend the nomination of a new nominee for election to the Board or for the re-election of a director are within the sole discretion of the CG&N Committee.

The above criteria and guidelines, together with the section of the Company’s Governance Principles entitled “Qualifications of Board Members,” constitute the policy of the CG&N Committee regarding the recommendation of new nominees or the re-election of directors to the Board or its committees. The Company’s Governance Principles are available on the Company’s website (www.apacorp.com).

APA Corporation / 2021 Proxy Statement	13

Diversity

Company policy precludes directors and employees from discriminating against any protected group. As such, all director candidates are evaluated, and the decision of whether or not to nominate a particular candidate is made, based solely on Company- and work-related factors. The Company’s approach to Board diversity complements this policy, as we believe that Board diversity in all its aspects is essential to our business. Our criteria for Board selection, summarized above, operates as our diversity policy.

The Board is committed to recruiting and appointing a diverse and broadly inclusive membership. Four of our ten director nominees self-identify as diverse, based on gender and ethnicity.

Report of the Audit Committee

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Important Note: Pursuant to the Holding Company Reorganization, effective March 1, 2021, the Company is the successor registrant of Apache. All meetings and actions taken by written or electronic consents prior to March 1, 2021 were those of Apache’s Audit Committee, and the discussion below regarding financial statements, financial reporting, audits, and internal controls of the Company prior to March 1, 2021 were those of Apache.

The Audit Committee is operated under a charter that specifies the scope of the Committee’s responsibilities. The charter, which is reviewed annually and available on the Company’s website (www.apacorp.com), was last amended and restated effective March 1, 2021.

The Board has determined that all four members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules, and regulations, including the listing standards of the Nasdaq Stock Market and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

The Company’s management has the primary responsibility for preparing the Company’s financial statements, managing the accounting and financial reporting processes, devising and maintaining the systems of internal controls over financial reporting, and assessing the effectiveness of internal controls over financial reporting. Ernst & Young LLP, APA’s independent registered public accounting firm (independent auditor), is responsible for the integrated audit of the consolidated financial statements and auditing the Company’s internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and procedures on behalf of the Board.

The Audit Committee held nine meetings during fiscal year 2020. The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function, and the Company’s independent auditor. Meeting agendas are set based upon the Audit Committee Charter and also include suggested topics from Committee members and/or other relevant topics. At six of the nine Audit Committee meetings held during 2020, the Committee met with the internal auditors and/or the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting. Beginning in March 2020, the Audit Committee heard from management, the internal auditors, and the independent auditor on the impact of Covid-19 on their work streams and their ability to complete their tasks using collaborative technology and virtual meetings.

The Committee is responsible for oversight of the qualifications, performance, and independence of the Company’s independent auditor and annually determines whether to retain the Company’s current independent auditor. In doing so, the Committee also considers whether, in order to assure continuing auditor independence, there should be regular rotation of the independent registered public accounting firm, which includes consideration of the advisability and potential impact of selecting a different independent registered public accounting firm.

In its determination to retain the current independent auditor in 2020, the Audit Committee took into consideration a number of factors, including the historical and recent performance of the independent auditor and lead partner, its global capabilities, its knowledge of the Company’s operations and industry, external data relating to audit quality and performance, including recent

14	APA Corporation / 2021 Proxy Statement

Public Company Accounting Oversight Board (United States) (PCAOB) reports, and independence. The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, in both fact and appearance.

The Audit Committee discussed with the Company’s internal auditors and the independent auditor the overall scope and plans for their respective audits. In addition, the Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the PCAOB, including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

The Audit Committee also reviewed and discussed together with management, the internal auditors, and the independent auditor the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, including the clarity of disclosures in the financial statements, the results of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and the internal and independent auditors’ audits of the Company’s internal controls over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020, filed by the Company with the Securities and Exchange Commission.

February 22, 2021

Members of the Audit Committee

Chansoo Joung, Chair

Amy H. Nelson

Daniel W. Rabun

Peter A. Ragauss

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Director Compensation

Summary of 2020 Director Compensation

Under the terms of the Company’s Non-Employee Directors’ Compensation Plan, as amended and restated on July 13, 2017 (the Directors’ Compensation Plan), and the Company’s Non-Employee Directors’ Restricted Stock Units Program (the RSU Program), each non-employee director receives an annual retainer, paid one-third in cash and two-thirds in stock.

The equity component of the annual Board retainer for the Company’s non-employee directors is not paid out until the non-employee director retires or otherwise leaves the Board.

The retirement plan for the Company’s non-employee directors limits participation to those members first elected to the Board on or before June 30, 2014.

Non-Employee Directors’ Cash Compensation

During 2020, under the terms of the Directors’ Compensation Plan, each non-employee director received an annual cash retainer of $100,000 for service on the Board, the non-executive chairman of the Board received an additional annual cash retainer of $100,000, and the chair of each committee and each member of the Audit Committee received an additional cash retainer. There were no separate meeting attendance fees.

Under the terms of the Directors’ Compensation Plan, non-employee directors can defer receipt of all or any portion of their cash retainers. Deferred cash amounts accrue interest equal to the Company’s rate of return on its short-term marketable securities. Once each year, participating directors may elect to transfer all or a portion of their deferred cash amounts into the form of shares of APA common stock. After such election, amounts deferred in the form of APA common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director. Amounts are paid out in cash and/or shares of APA common stock, as applicable, upon the non-employee director’s retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period.

Non-Employee Directors’ Restricted Stock Units Program

During 2020, pursuant to the RSU Program, all non-employee directors were eligible to receive grants of restricted stock units (RSUs) at the end of each calendar quarter, with the number of RSUs calculated by dividing $50,000 by the fair market value of a share of APA common stock on the date of grant, rounded down to the nearest whole number. Pursuant to the RSU Program, the Company’s non-executive chairman of the Board was also eligible to receive additional grants of RSUs at the end of each calendar quarter, with the number of RSUs calculated by dividing $25,000 by the fair market value of a share of APA common stock on the date of grant, rounded down to the nearest whole number.

Grants under the RSU Program were made pursuant to the Company’s 2016 Omnibus Compensation Plan.

Each RSU is equivalent to one share of APA common stock. If applicable, the grant is prorated for the non-employee director’s or non-executive chairman’s service during the calendar quarter.

The RSUs vest as of the grant date, with 100 percent automatic, mandatory deferral into the Outside Directors’ Deferral Program (the Deferral Program) established pursuant to the Company’s 2016 Omnibus Compensation Plan. Deferrals are invested in stock units with each stock unit being equivalent to one share of APA common stock. Stock units accrue dividends as if the stock was issued and outstanding when such dividends were payable, and all dividend amounts are invested in additional stock units. All stock units are maintained in a separate memorandum account for each non-employee director. Stock units in the Deferral Program will be converted to shares of APA common stock and paid out upon the non-employee director’s retirement or other termination of his or her directorship.

Annual Review of Director Compensation

In our annual review of director compensation, the benchmarking analysis provided to the Board for 2020 indicated that our average director compensation was just above the 25th percentile of our Compensation Peer Group (as defined in the Compensation Discussion and Analysis section) at that time.

16	APA Corporation / 2021 Proxy Statement

Director Stock Ownership Requirements

The Company has a minimum share ownership requirement for non-employee directors that requires each non-employee director to directly own shares and/or share equivalents the total value of which is equal to or greater than six times the annual
Board retainer paid in cash, excluding additional retainers for service as a committee chair or as non-executive chairman. Based on an annual Board cash retainer of
$100,000, each non-employee director is required to own shares and/or share equivalents the total value of which is at least $600,000, based on the value as of the acquisition date.

Non-employee directors must meet the ownership requirement within three years of the later of (i) July 16, 2014 or (ii) the date of his or her appointment to the Board. Once achieved, each non-employee director must continue to meet the minimum share ownership requirement for the duration of his or her service on the Board. As of February 28, 2021, each non-employee director, other than Ms. Ellis and Mr. McKay, directly owned shares of the Company’s common stock and/or share equivalents with total value equal to or greater than the minimum threshold. Ms. Ellis has until May 2022, and Mr. McKay has until February 2024, to meet the requirement. See beneficial ownership information under the heading Securities Ownership and Principal Holders below.

Pledging and Hedging Policies

The Company has a pledging policy that prohibits non-employee directors and executive officers from holding APA securities in a margin account or pledging any APA securities as collateral for a loan. The Company also has a hedging policy that prohibits non-employee directors and executive officers from entering into any hedge or other transaction (such as puts, calls, options, or other derivative securities) in APA securities that has the effect of limiting the risk of ownership of APA common stock or stock options. As of the date of this proxy statement, each non-employee director was in compliance with the Company’s pledging and hedging policies. The Company does not have pledging or hedging policies applicable to employees who are not executive officers.

Outside Directors’ Retirement Plan

An unfunded retirement plan for non-employee directors was established in December 1992. The Outside Directors’ Retirement Plan was most recently amended on July 16, 2014, effective as of June 30, 2014, to (i) limit participation to those members first elected to the Board on or before June 30, 2014 and (ii) specify that the amount of benefits will be determined as of the earlier of the date the non-employee director ceases to be a member of the Board or June 30, 2014, at which date the annual cash Board retainer was $150,000.

The plan is administered by the MD&C Committee and generally pays an annual benefit equal to 100 percent of the retired director’s annual cash Board retainer for a period based on length of service. Payments are made either (i) on a quarterly basis, for a maximum of ten years, or (ii) in a single lump sum equal to the net present value of the quarterly payments to which the director is entitled, and are paid from the general assets of the Company. In the event of the director’s death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director’s surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. During 2020, benefits were paid under this plan to four former directors who retired from the Company’s Board in 2013 through 2020.

APA Corporation / 2021 Proxy Statement	17

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2020:

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(2) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Annell R. Bay	115,000	199,971	—	—	—	—	314,971
Juliet S. Ellis	103,288	199,971	—	—	—	—	303,259
Chansoo Joung	120,000	199,971	—	—	—	—	319,971
Rene R. Joyce(4)	100,000	199,971	—	—	—	—	299,971
John E. Lowe	200,000	299,936	—	—	—	—	499,936
William C. Montgomery	120,000	199,971	—	—	—	—	319,971
Amy H. Nelson	105,000	199,971	—	—	—	—	304,971
Daniel W. Rabun	101,712	199,971	—	—	—	—	301,683
Peter A. Ragauss	105,000	199,971	—	—	—	—	304,971
(1)

Employee directors do not receive additional compensation for serving on the Board. John J. Christmann IV, the Company’s chief executive officer and president, is not included in this table as he was an employee of the Company during 2020. The compensation he received as an employee of the Company is shown in the Summary Compensation Table.

(2)

Grant date fair value, as computed in accordance with FASB ASC Topic 718, of RSUs granted during 2020 to each non-employee director based on the per share closing price of the Company’s common stock on the date of grant. None of the non-employee directors had unvested RSUs or restricted APA common stock at year-end 2020.

(3)	Earnings not included in column (f) of the Director Compensation Table as they are not above-market or preferential earnings.

(4)	On February 4, 2021, Mr. Joyce notified the Board of his intention not to stand for re-election at the 2021 annual meeting of shareholders.

18	APA Corporation / 2021 Proxy Statement

Securities Ownership and Principal Holders

As of March 1, 2021, APA became the successor issuer to and parent holding company of Apache, pursuant to the Holding Company Reorganization in which all of Apache’s outstanding shares were automatically converted into equivalent corresponding shares of APA.

Beneficial Ownership by Directors and Named Executive Officers

The following table sets forth, as of February 28, 2021, the beneficial ownership of the Company’s common stock, par value $0.625 per share, of (i) each director or nominee for director of the Company, (ii) the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers who served as officers of the Company during 2020, and (iii) all directors and executive officers of the Company as a group. The table also presents the ownership of shares of Class A common stock of Altus Midstream Company (Altus) owned of record or beneficially owned as of February 28, 2021. The Company owns an approximate 79 percent interest in Altus. As of February 28, 2021, there were 3,746,460 shares of Class A common stock of Altus outstanding. All ownership information is based upon filings made by those persons with the SEC and upon information provided to the Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership in APA(1)		Percent of Class	Amount and Nature of Beneficial Ownership in Altus(1)		Percent of Class
Annell R. Bay	52,535	(2)	*	—
Juliet S. Ellis	32,848	(2)	*	—
Chansoo Joung	98,454	(2)	*	1,250		*
Rene R. Joyce(8)	50,656	(2)	*	500		*
John E. Lowe	107,906	(2)	*	6,000		*
H. Lamar McKay	—			—
William C. Montgomery	73,316	(2)	*	1,000		*
Amy H. Nelson	55,503	(2)	*	500		*
Daniel W. Rabun	49,368	(2)	*	1,250		*
Peter A. Ragauss	50,924	(2)	*	1,250		*
John J. Christmann IV	1,378,274	(3)(4)(5)(6)	*	13,075	(7)	*
Stephen J. Riney	458,216	(4)(5)(6)	*	6,250	(7)	*
P. Anthony Lannie	416,559	(4)(6)	*	—
David A. Pursell	215,555	(4)(5)(6)	*	500		*
D. Clay Bretches	92,170	(6)	*	22,970		*
All directors, nominees, and executive officers as a group (including the above named persons)	3,329,765	(3)(4)(5)(6)		54,545	(7)
*	Represents less than one percent of outstanding stock of common stock of the Company or Class A common stock of Altus, as applicable.

(1)

All ownership is sole and direct unless otherwise noted. Inclusion of any common stock not owned directly shall not be construed as an admission of beneficial ownership. Fractional stock have been rounded to the nearest whole share.

(2)

Includes the following common share equivalents related to retainer fees deferred under the Company’s Directors’ Compensation Plan and/or the Company’s Outside Directors’ Deferral Program: Ms. Bay – 52,535; Ms. Ellis - 29,348; Mr. Joung – 53,169; Mr. Joyce – 40,656; Mr. Lowe – 77,906; Mr. Montgomery – 53,169; Ms. Nelson – 53,003; Mr. Rabun – 49,368; and Mr. Ragauss – 50,924.

(3)	Includes the following common stock equivalents held through the Company’s Deferred Delivery Plan: Mr. Christmann – 60,901; and all executive officers as a group – 63,765.

(4)

Includes the following shares of common stock issuable upon the exercise of outstanding employee stock options, which are exercisable within 60 days: Mr. Christmann – 375,531; Mr. Riney – 111,732; Mr. Lannie – 144,427; Mr. Pursell – 21,241; and all executive officers as a group – 707,557.

APA Corporation / 2021 Proxy Statement	19

(5)

Includes the following shares of common stock held by the trustee of Apache’s 401(k) Savings Plan and/or Non-Qualified Retirement/Savings Plan or the trustee of an individual retirement account: Mr. Christmann – 133,387; Mr. Riney – 43,445; Mr. Pursell – 27,737; and all executive officers as a group – 218,390.

(6)

Includes the following unvested RSUs granted under the Company’s 2011 Omnibus Equity Compensation Plan and the 2016 Omnibus Compensation Plan: Mr. Christmann – 381,872; Mr. Riney – 161,771; Mr. Lannie – 102,307; Mr. Pursell – 148,670; Mr. Bretches – 78,554; and all executive officers as a group – 931,525.

(7)

Includes the following shares of Altus common stock held by the trustee of Apache’s 401(k) Savings Plan and/or Non-Qualified Retirement/Savings Plan: Mr. Christmann – 11,825; Mr. Riney – 5,000; and all executive officers as a group – 16,825.

(8)	On February 4, 2021, Mr. Joyce notified the Board of his intention not to stand for re-election at the 2021 annual meeting of shareholders.

Ownership by Five Percent Owners

The following table sets forth the only persons known to the Company to be the owners of more than five percent (5%) of the outstanding shares of the Company’s common stock, par value $0.625 per share, as of December 31, 2020, based on the information available as of February 28, 2021, according to reports filed with the SEC:

Name of Beneficial Owner	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Dodge & Cox	555 California Street, 40th Floor San Francisco, California 94104	52,194,876	(1)	13.80
The Vanguard Group	100 Vanguard Blvd. Malvern, Pennsylvania 19355	42,802,398	(2)	11.34
Hotchkiss and Wiley Capital Management, LLC	601 S. Figueroa Street, 39th Floor Los Angeles, California 90017	24,755,874	(3)	6.56
State Street Corporation	State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	23,016,425	(4)	6.10
BlackRock, Inc.	55 East 52nd Street New York, New York 10055	22,905,347	(5)	6.10
(1)	Per Schedule 13G/A filed by Dodge & Cox on February 11, 2021.

(2)	Per Schedule 13G/A filed by The Vanguard Group on February 10, 2021.

(3)	Per Schedule 13G filed by Hotchkiss and Wiley Capital Management, LLC on February 10, 2021.

(4)	Per Schedule 13G filed by State Street Corporation on February 5, 2021.

(5)	Per Schedule 13G/A filed by BlackRock, Inc. on January 29, 2021.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who beneficially own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. Based on information furnished to the Company and contained in reports provided pursuant to Section 16(a), as well as written representations that no other reports were required for 2020, the Company’s directors and officers timely filed all reports required by Section 16(a), except that due to technical difficulties one late report was filed for Rebecca A. Hoyt and one late report was filed for William C. Montgomery.

20	APA Corporation / 2021 Proxy Statement

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2020, relating to the Company’s equity compensation plans, under which grants of stock options, RSUs, and other rights to acquire shares of APA common stock may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders(1)(5)	5,639,358	72.10	(3)	14,132,646	(4)
Equity compensation plans not approved by security holders(2)(5)	185,920	—		553,419
Total	5,825,278	72.10	(3)	14,686,065
(1)	Includes the Company’s 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan.

(2)

Includes the Directors’ Compensation Plan and Deferred Delivery Plan. The Company’s Deferred Delivery Plan allows officers and certain key employees to defer income from RSUs granted under the 2007 Omnibus Equity Compensation Plan, the 2011 Omnibus Equity Compensation Plan, and the 2016 Omnibus Compensation Plan in the form of deferred units. Each deferred unit is equivalent to one share of APA common stock. Distributions from the plan are made, at the election of the participant, beginning five years from deferral or upon termination of employment.

(3)	Weighted-average exercise price of outstanding stock options; excludes RSUs, performance-based stock units, and deferred stock units.

(4)	Available for grant under the 2016 Omnibus Compensation Plan, as of December 31, 2020.

(5)

See Note 14 of the Notes to Consolidated Financial Statements included in Apache’s Annual Report on Form 10-K for the year ended December 31, 2020, for the material features of the 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan.

APA Corporation / 2021 Proxy Statement	21

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Biographical information, as of April 13, 2021, for the executive officers of the Company is set forth below. Biographical information for John J. Christmann IV is set forth above under the heading Nominees for Election as Directors. Pursuant to the Holding Company Reorganization, all references to positions held or experience at APA prior to March 1, 2021 mean such positions or experience at Apache.

D. CLAY BRETCHES, 56, was appointed executive vice president of Operations, on January 1, 2020, having been senior vice president, U.S. Midstream Operations, since January 2019. He has also served as Chief Executive Officer and President and a member of the board of directors of Altus Midstream Company since January 2019. He previously served as the president and CEO of Sendero Midstream since 2014. Prior to that, Mr. Bretches served at Anadarko Petroleum Corporation as vice president, E&P Services and Minerals from 2010 to 2014, and as vice president, Marketing and Minerals from 2005 to 2010. He was instrumental in the formation of Western Gas Partners, a midstream MLP. Earlier in his career, Mr. Bretches led the crude oil marketing and midstream operations for Vastar Resources and worked as an engineer for ARCO.

REBECCA A. HOYT, 56, was appointed senior vice president, chief accounting officer, and controller in August 2014, having been vice president, chief accounting officer, and controller since November 2010. She previously served as the Company’s vice president and controller since November 2006, assistant controller since 2003, and held positions of increasing responsibility within the accounting area since joining the Company in 1993. Previously, Ms. Hoyt was an audit manager with Arthur Andersen LLP, an independent public accounting firm, from 1992 to 1993. Ms. Hoyt has been a member of the board of directors of the University of Houston Foundation since January 2021 and serves on its investment committee.

P. ANTHONY LANNIE, 67, was appointed executive vice president and general counsel in August 2009 and was interim chief financial officer from October 9, 2014 through March 2, 2015. Mr. Lannie served as senior vice president and general counsel since May 2004, and vice president and general counsel since March 2003. Prior to joining the Company, he was president of Kinder Morgan Power Company, Houston, Texas, from 2000 through February 2003, and president of Coral Energy Canada in 1999. Mr. Lannie was senior vice president and general counsel of Coral Energy, an affiliate of Shell Oil Company and Tejas Gas Corporation, from 1995 through 1999, and of Tejas Gas Corporation from 1994 until its combination with Coral Energy in 1998.

DAVID A. PURSELL, 57, is executive vice president of Development. Before joining APA in early 2018, Mr. Pursell served as managing director of Investment Banking for Tudor, Pickering, Holt & Co. (TPH). Before that, he served as head of Macro Research and was one of the founders of Pickering Energy Partners, Inc. in 2004. Prior to TPH, Mr. Pursell was director of Upstream Research at Simmons & Company International. Earlier in his career, he worked in various production and reservoir engineering assignments at S.A. Holditch and Associates, which is now part of Schlumberger. He began his career at ARCO Alaska in Anchorage with production and operations engineering assignments in South Alaska and the North Slope.

STEPHEN J. RINEY, 60, was appointed executive vice president on February 18, 2015, and chief financial officer effective March 3, 2015. Prior to joining the Company, he was with Amoco Corporation and BP p.l.c. from 1991 to 2015. He served as chief financial officer for BP Exploration and Production from July 2012 to January 2015, and global head of mergers and acquisitions for BP p.l.c. from January 2007 to June 2012.

22	APA Corporation / 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2020 An Unprecedented Year

To address the unprecedented impacts to the energy industry and the global economy during 2020, we took decisive actions, including reducing our upstream capital budget, implementing deep cost cuts, and increasing our liquidity, while continuing our exploration success in Suriname, all of which allowed us to successfully weather these impacts and set us up for success in 2021, as shown by our stock price, which is 386 percent higher as of market close on March 1, 2021 than our closing price on April 1, 2020.

About APA

APA has a clear purpose, vision, and strategy, which underpins the principles of our executive compensation programs and practices:

Our Purpose	Our Vision	Our Strategy

To meet growing demand for energy and to do so in a cleaner, more sustainable way. We believe society can accomplish both, and at APA, we strive to meet those challenges while creating value for all our stakeholders.

	To be the premier exploration and production company, contributing to global progress by helping meet the world’s energy needs.	To prioritize long-term returns over growth; generate free cash flow; strengthen our balance sheet through debt reduction; and advance a large-scale opportunity in Suriname.

APA Corporation / 2021 Proxy Statement	23

In 2020, we underwent a major transformation that centralized our organizational structure to make us more efficient and agile. The new structure allows us to deliver more dynamic planning and improved capital allocation, improves collaboration and alignment across functions, simplifies the organization, and enables the adoption of value-adding technology.

While undertaking these tremendous reorganization efforts, the Company also moved quickly to address the significant impact the global Covid-19 pandemic would have on our business and operations. In addition to the decisive business and strategic actions highlighted below, the Company put our employees’ health, safety, and wellbeing at the forefront of our response. Our employee-centric approach is evidenced by APA calling upon its Crisis Management Team to lead and coordinate the Company’s overall pandemic response. This team led efforts to develop and monitor mitigation and business continuity plans, track all relevant country, state, and local government guidelines, directives, and regulations, develop and adopt work-from-home plans, implement safe working protocols for production teams, assess and implement appropriate return-to-office protocols, and provide timely and transparent communications to global employees and key stakeholders.

Key 2020 Business Highlights

●	Began to realize the benefits of the strategic exploration joint venture with Total S.A., allowing the joint venture to comprehensively assess and explore Suriname Block 58

●	The capital carry allows APA to proceed with appraisal and development without undue pressure on the balance sheet

●	Total as an operator brings a wealth of experience in large scale, deep water, FPSO based operations

●	Announced four consecutive oil discoveries in Block 58 offshore Suriname (inclusive of Keskesi announced January 14, 2021)

●	Repurchased $588 million of our bonds at a significant discount to par, which positively impacted our deleveraging efforts

●	Opportunistically refinanced $1.25 billion of our bonds at attractive interest rates and extended our maturity profile

●	Generated positive free cash flow during a year with depressed oil prices

●	Retired our remaining 2021 debt maturities

●	Successfully completed transformation to a centralized organizational structure

Organizational Redesign

At the end of 2019, APA announced a redesign of our organizational structure and operational model. During 2020, APA executed a nine-month project, which transformed our organization. The new model allowed us to:

Rapid Response to Covid-19 Pandemic

In addition, the organizational transformation allowed the Company to rapidly respond to the Covid-19 pandemic and its effects on oil prices and demand, and in March, the following changes were made:

●	Reduced our 2020 capital budget from a midpoint of $1.75 billion to $1.1 billion

●

In the Permian Basin, we ceased all drilling activity, reduced our workover activity over 75 percent, shut in over 2,000 low margin producing wells, and reduced our average annual water production by approximately 20 percent or 248,000 barrels per day

●	Reduced our Egypt rig count by more than 50 percent

●	Reduced our dividend by 90 percent to preserve cash flow and limit the impact of the oil price on our balance sheet

●	As oil prices recovered and stabilized, we made the decision to contract two completion crews at very attractive prices to resume completions in the US late in the year

24	APA Corporation / 2021 Proxy Statement

2020 Corporate and Operational Actions Summary

Named Executive Officers

The Compensation Discussion and Analysis (CD&A) section describes the compensation program for our Chief Executive Officer and President (referred to throughout as our CEO and President) and the other Named Executive Officers (together, the NEOs):

Named Executive Officer	Title

John J. Christmann IV	Chief Executive Officer and President

Stephen J. Riney	Executive Vice President and Chief Financial Officer

P. Anthony Lannie	Executive Vice President and General Counsel

David A. Pursell	Executive Vice President, Development

D. Clay Bretches	Executive Vice President, Operations; CEO, Altus Midstream Company

Pay-for-Performance Alignment

A significant portion of the CEO and President’s compensation is long-term and equity-based. As a result, the amounts shown in the summary compensation table are not the same as realizable pay. Realizable pay is defined as base salary, earned bonus, all other compensation as reported in the summary compensation table, and earned value of long-term awards or their projected value in the case of ongoing awards.

The CEO and President’s realizable total pay during his six-year tenure averaged $8.7 million per year, which is 40 percent lower than his average reported pay during that time period. This is the result of a combination of lower stock price, underwater stock options, and performance-based equity awards that were either forfeited or earned at or below target. Additionally, the CEO and President has never reduced his ownership in the Company since he became CEO and for several years before assuming his current role, so his experience is aligned with that of our shareholders.

APA Corporation / 2021 Proxy Statement	25

Shareholder Feedback

Over the past several years, we have introduced significant improvements to our compensation practices based on shareholder feedback.

These enhancements were received positively and led to our Say-on-Pay proposals receiving support from 95 percent and 92 percent of our shareholders who voted on the proposals at our 2019 and 2020 Annual Meetings, respectively.

We maintained our robust shareholder engagement program and, in the fall of 2020, reached out directly to shareholders representing approximately 68 percent of shares outstanding to discuss, amongst other topics, our compensation practices, particularly in light of the Covid-19 pandemic and the macro headwinds our industry has faced. Shareholders owning approximately 50 percent of our shares either met with us in engagement meetings, attended our ESG event with our CEO and President, or told us no meeting was necessary this year.

92% Support 2020 “Say-on-Pay” Proposal

Our independent directors, including our chairman and chair of the MD&C Committee, were available for all of our shareholder meetings throughout 2020, unless a shareholder preferred to speak with one or the other, or with management, directly.

Shareholder feedback was relayed directly to the MD&C Committee and the full Board. Our MD&C Committee then considered the shareholder feedback in its annual review of program components, targets, and payouts to maintain awareness of emerging compensation practices, ensure the continued strength of our pay-for-performance alignment and sustain strong shareholder support. “Best answers win” at APA, and so we will continue to engage proactively with our shareholders in 2021 and beyond.

To strengthen the link between our business strategy and incentives, the MD&C Committee implemented several changes to the 2020 annual incentive compensation program for the second half of 2020. These changes are described on page 28 of this proxy statement.

Components of Our Executive Compensation

Fixed/Variable	Component	Objective	Detail
Fixed	Base Salary	Provide market-competitive base pay, reflective of an executive officer’s role, responsibilities, and individual performance in order to attract and retain top talent	● Reviewed annually based on market data, internal equity, job responsibilities, and individual performance
Variable / At-Risk	Annual Incentive Compensation	Motivate and reward our executive officers to achieve key business objectives that support APA’s long-term strategy

●   Achievement is measured against annual goals and objectives, as described on page 28

●   Establish aggressive targets for each metric at the beginning of the year[1] at or above our corporate plan for allocating capital (the plan) to support execution of our strategy in any commodity price environment

	Long-Term Incentive Compensation	Align our executive officers’ awards to the long-term interests of our shareholders and APA’s long-term strategy

●   Awards are comprised of 60 percent performance shares and 40 percent restricted stock units

●   Vest half of the performance shares at the end of a three-year performance period, and the remaining half at the end of the fourth year

●   Incorporate relative and absolute metrics in the performance share program to provide a balanced assessment of long-term performance, including a negative TSR modifier and a three-year CROIC metric

[1]

In response to the Covid-19 pandemic and its effects on oil prices and demand and our business and operations, the MD&C Committee modified certain of the metrics for the second half of 2020 as discussed under Corporate Performance below.

26	APA Corporation / 2021 Proxy Statement

Elements of the 2020 Compensation Program

The compensation structure for our CEO and President and the other NEOs is specifically designed so that a large portion of their compensation directly aligns their interests with those of our shareholders. In 2020, 89 percent of our CEO’s targeted total compensation, and 83 percent of our NEOs’ targeted compensation (on average) was “at risk.”

The following adjustments were made to the overall target compensation for the NEOs in 2020:

Named Executive Officer	Change to Total Target Compensation	Reason
John J. Christmann IV	10% reduction	To maintain alignment with current market reference pay levels
Stephen J. Riney	5% reduction
P. Anthony Lannie	7% reduction
David A. Pursell	11% increase	Due to assuming expanded roles with the Company
D. Clay Bretches	39% increase

Base Salary

The base salary for each of our NEOs was not changed in 2020:

Named Executive Officer	January 1, 2020 Base Salary ($)	December 31, 2020 Base Salary ($)
John J. Christmann IV	1,300,000	No Change
Stephen J. Riney	795,000	No Change
P. Anthony Lannie	695,000	No Change
David A. Pursell	675,000	No Change
D. Clay Bretches	675,000	No Change

Our base salary program is designed to help us recruit and retain executive talent with experience in oil and gas E&P companies operating in the United States and internationally. We review base salaries annually, unless circumstances require a more frequent review.

We begin with an analysis of base pay relative to the market. We target base pay at peer median and then evaluate the need to make any adjustments based on vertical variables, such as pay parity relative to other officers and internal accountability. For non-CEO NEOs, we consider both their function and leadership rank when comparing their pay to peers. For all officers, we solicit input from our independent compensation consultant. For non-CEO NEO salaries, we also solicit input from our CEO and President.

APA Corporation / 2021 Proxy Statement	27

Annual Incentive Compensation

Our annual incentive compensation plan is designed to motivate and reward our NEOs to create long-term value by achieving key business objectives aligned to our long-term strategy. When determining individual annual incentive payouts, the MD&C Committee considers both corporate achievement of business objectives and each officer’s individual performance.

Base Salary	Ó	Target Annual Incentive	Ó	Corporate Achievement	Ó	Individual Performance	=	Annual Incentive Award

Target Annual Incentive

Our annual incentive targets are expressed as a percentage of base salary and based on market data, internal equity, and size and scope of job responsibilities. Actual awards may range from zero to 200 percent of target, depending on corporate and individual performance.

Corporate Performance

Our corporate performance metrics are comprised of quantitative and qualitative operational, financial, health and safety, and ESG goals, which we believe our executives have direct influence over. The threshold, target, and maximum achievement for each goal are generally set at the beginning of the year by the MD&C Committee and recommended for approval in the February 2020 Board meeting.

Less than one month after the 2020 metrics were finalized, the Covid-19 pandemic began to threaten the health and safety of the global community and fundamentally changed the global economy. The oil and gas industry experienced rapid, unprecedented demand loss and plunging prices for oil, natural gas, and natural gas liquids. These circumstances demanded immediate action and a change in focus for the Company’s capital investment profile and a change in the Company’s operating philosophy, as discussed earlier in this proxy statement.

Given these dramatic changes, leading up to the MD&C Committee’s annual mid-year review of the annual incentive compensation plan, it became clear that it was prudent to modify certain corporate performance metrics for the second half of 2020 to address the effects of the ongoing Covid-19 pandemic. The MD&C Committee recognized that maintaining the original metrics, which were set prior to the Covid-19 pandemic, would have meant incentivizing management to focus on goals that no longer drove long-term value, specifically those goals tied to capital investment in drilling and completion activity (cash return on invested capital and reserve replacement). The MD&C Committee determined that the changes, which are described in the chart below, were in the best interests of the Company and its shareholders and that making such changes was a necessary part of the Company’s proactive and forward-looking approach to the Covid-19 pandemic.

In determining the appropriate modifications, the MD&C Committee sought to ensure that the annual incentive compensation plan continued to serve its purpose of motivating and rewarding the Company’s NEOs and employees to create long-term value, with key business objectives that are achievable, aligned with the Company’s strategic focus, and designed to better position the Company to weather the current conditions impacting the economy and the oil and gas industry. With those considerations, the MD&C Committee modified the corporate performance metrics to include metrics linked to greater, more immediate cost savings, increased liquidity, and adoption of the new operating model, which allowed greater focus on value generating activities, with the original plan goals and weightings remaining in effect for the first half of 2020.

The revised corporate performance metrics assisted in properly motivating the Company’s employees to achieve the results that the Company needed to achieve during the second half of the year and beyond.

28	APA Corporation / 2021 Proxy Statement

2020 Corporate Performance Metrics

The corporate performance metrics are listed below, along with the first- and second-half weightings and the full-year weighted average:

Metric	First-Half Weighting	Second- Half Weighting	Full-Year Weighted Average
Quantitative Metrics
Environmental, Health, and Safety	10	10	10
Financial
● Cash Return on Invested Capital (CROIC)[2]	20	0	10
● Free Cash Flow	20	10	15
Increase Liquidity	0	20	10
Operational Cost Savings
● Run Rate Cost Savings	10	0	5
● FY20 Cost Savings	0	20	10
Reserve Replacement	10	0	5
Qualitative Metrics
Adopt and Embed New Operating Model	0	10	5
Differentiate through High-Impact Exploration	20	20	20
Environmental, Social, and Governance	10	10	10
Total	100	100	100

[2]

CROIC is calculated with the numerator as cash flow from operations before changes in working capital, excluding Egypt non-controlling interests, with financing costs added back, and the denominator as average debt plus average APA shareholders’ equity.

APA Corporation / 2021 Proxy Statement	29

2020 Business Rationale and Weighting for Each Metric

The corporate performance metrics in the Company’s 2020 annual incentive compensation plan are designed to align with our purpose, vision, and strategy. These metrics are intended to reflect goals that can be acted upon within the current year with results that contribute to the long-term success of the Company. With this intent, the actions required after the onset of Covid-19 were different than the actions originally envisioned for 2020. The modified annual goals for the second half of 2020 set aggressive targets in line with the actions required for effective operations and activities during the pandemic. An overarching rationale was to ensure that the Company remained viable, investable, and had the financial resilience to weather the global economic storm regardless of duration. The second half and full year results achieved by the organization were above target with regards to financial discipline, cost management, and exploration, largely driven by a focus on the new goals and metrics.

Putting Our Purpose, Vision, and Strategy to Work

●   Operate safely and environmentally responsibly

●   Prioritize long-term returns over growth

●   Generate free cash flow

●   Strengthen our balance sheet through debt reduction

●   Advance a large-scale exploration opportunity

●   Employ leading technology strategies

●   Advance our sustainability initiatives: Air, Water, and Communities and People

With this in mind, the business rationale and full-year weighting (shown in parentheses) for each 2020 corporate performance metric are as follows:

Quantitative Metrics (65%)
Environmental, Health, and Safety (10%)	CROIC (10%)	Free Cash Flow (15%)
Provide a safe, secure, healthy, and environmentally responsible workplace	Focus on generating shareholder returns through disciplined capital management	Budget conservatively and aggressively manage cost structure to ensure free cash flow generation and prioritize debt reduction
Increase Liquidity (10%)	Operational Cost Savings (15%)	Reserve Replacement (5%)
Focus on effectively managing and strengthening our balance sheet	Maximize profitability from production operations through management of costs that are within our control	Ensure efforts to replenish our hydrocarbon reserve base through excellence in exploration and well development, ever-mindful of our capital-spend discipline

Qualitative Metrics (35%)
New Operating Model (5%)	Differential Exploration (20%)	ESG (10%)
Centralize organization structure to deliver more dynamic planning, improve collaboration and alignment, and enable value-adding technology adoption	Continue our exploration strategy of finding low-entry cost and high-impact plays, which is critical to supplying future cash flow generation	Focus our efforts on air, water, and communities and people, to ensure long-term sustainable business

30	APA Corporation / 2021 Proxy Statement

How We Establish Our Targets

Targets are set based on our approved annual corporate plan, which represents our expectations for the year. In developing our plan, we use data submitted from each operating area and department. Because we conduct business in an industry that is driven by volatile commodity prices, our plan is reviewed regularly by management and the Board so that we are able to adapt our operations to changing conditions as necessary. This need for adaptability was demonstrated in 2020 due to Covid-19. As the first half of the year progressed, it became apparent that the Company’s original goals, which were focused on capital intensive activities, were no longer relevant, as the Company’s focus needed to be on cash flow generation and preservation of capital. Having the foresight to direct the organization to focus on cost cutting rather than return on capital and reserves replacement paid dividends as shown by the Company’s 2020 results of generating positive free cash flow, enhancing liquidity by over $1 billion, and realizing three times the original run rate cost savings target. The new priorities reinforced the criticality of the 2020 actions given the unprecedented global environment.

The incentive compensation plan is in line with our strategic focus. To execute on this strategy, the targets for our 2020 quantitative goals were set rigorously as follows:

●

Returns and reserve replacement targets were set at or above plan to align with our capital budget and focus on projects that are economic in a low commodity price environment. These were modified for the second half of the year as our capital spending, particularly the portion focused on unconventional drilling and completions, were cut to almost zero following the first quarter of 2020.

●

Cost management targets were set to outperform plan capturing cost reductions from the organizational transformation. The original goal for savings of $150 million was focused on an annual run rate. At mid-year, a new goal was introduced at $250 million, focused solely on savings realized in calendar year 2020. This revised goal was designed to increase the focus on the short-term cost savings more urgently. Given the outcome for the year, this focus delivered tremendous value to the organization and to our shareholders.

●

We use external benchmarking data to engage in a meaningful assessment in respect of safety and the environment, including our efforts to reduce methane emissions intensity and fresh water usage. We also engage in a comprehensive quantitative and qualitative assessment of leading and lagging measures in order to drive excellence beyond safety and the environment, to include health and security.

●

We executed a successful bond offering, at rates below our weighted average coupon, which increased our near-term liquidity by over $1 billion. The original mid-year goal of $500 million was raised pre-offer, and the result still surpassed the revised target.

APA Corporation / 2021 Proxy Statement	31

Our Final Scorecard for 2020 Corporate Performance Metrics

After a comprehensive evaluation of the results as described in detail above, the MD&C Committee completed a scorecard resulting in the corporate performance metrics scoring 137 percent of target as follows:

The MD&C Committee’s Final Scorecard 2020 Corporate Performance Metrics

Metric	Full-Year Weighting	Assessment			Results	Score
Quantitative		Threshold	Target	Maximum
Environmental, Health, and Safety	10.0		Details Below		Below Target	9.0
Financial
● CROIC	10.0	18%	21%	24%	13%	0.0
● Free Cash Flow (in millions)	15.0	$0	$100	$200	$142	21.3
Increase Liquidity	10.0
● Amount of New Liquidity (in millions)	3.3	$500	$900	$1,250	$1,058	4.8
● Maturity of Source Capital (in years)	3.3	4.0	5.5	7.0	6.0	4.4
● Pricing of Capital	3.3	7%	6%	5%	4.67%	6.7
Operational Cost Savings
● Run Rate Cost Savings (in millions)	5.0	$125	$150	$175	$472	10.0
● FY20 Cost Savings (in millions)	10.0	$220	$250	$280	$374	20.0
Reserve Replacement	5.0	60%	75%	90%	66%	3.5
Qualitative		Qualitative Assessment
Adopt and Embed New Operating Model	5.0		Details Below		Above Target	7.5
Differentiate through High-Impact Exploration	20.0		Details Below		Maximum	40.0
Environmental, Social, and Governance	10.0		Details Below		At Target	10.0
Final Achievement	100.0					137

As previously detailed in the Corporate Performance section on page 28, the Board and the MD&C Committee recognized that maintaining the original metrics, which were set prior to the Covid-19 pandemic, would have meant incentivizing management to focus on goals that no longer drove long-term value, specifically those goals tied to capital investment in drilling and completion activity (cash return on invested capital and reserve replacement). Therefore, the MD&C Committee took immediate steps in response to the pandemic by setting new targets for the annual incentive compensation plan, and management responded accordingly by implementing the necessary actions required to execute against the new goals. These steps and corresponding changes to the targets were viewed as critical to the long-term survival and success of APA and were objectively and subjectively viewed as much more difficult to achieve than the original targets. Because of the fundamental changes to the industry and global economy and management’s priorities, it is difficult to know what the final achievement might have been if the targets had been unchanged. However, it is estimated the payout would have been lower than the above but still significantly over target of 100 percent.

32	APA Corporation / 2021 Proxy Statement

How We Assessed 2020 Corporate Performance Achievement

Environmental, Health, and Safety

Leading Indicators: Leading indicators measure events leading up to injuries, illnesses, and other incidents and reveal potential issues in the Company’s safety and health program.

Focus Area	Achievement

Leadership and Accountability	Increased management field visits and engagements during the pandemic, through virtual engagements and site visits. This resulted in a greater than 900 percent increase in management engagements company-wide.

Contractor Management	Rationalized the pool of contractors to deliver improved environmental, health, and safety (EH&S) performance by reducing contractors by over 20 percent.

Behavior-based Safety	Continued expansion of behavior-based safety programs.

Audits and Assessments	Completed formal audits of global contractor EH&S programs and developed assessment tools.

Control of Work	Developed and refined six new risk-based Standard Operating Procedures.

Environmental	Our Nation’s Energy Future (ONE Future) methane intensity target has been met and externally reported. Continued progress towards The Environmental Partnership commitments. Third party assessment of greenhouse gas (GHG) accounting was completed.

Water Usage	Assessed and revised the water management data collection process.

Lagging Indicators: Lagging indicators measure the occurrence and frequency of events that occurred in the past, such as the number or rate of injuries, illnesses, and fatalities.

	Total Recordable Incident Rate	Days Away, Restricted, and Transferred Rate	Severe Injury and Fatality Rate	Vehicle Incident Rate	Spill Intensity Rate
2020 Result	✓ 0.48	✓ 0.23	✓ 0.04	✓ 0.83	✘ 0.24

Adopt and Embed New Operating Model

The Company successfully adopted and embedded a new centralized organizational structure, leading to significant annual cost savings and operating and capital planning efficiencies.

Component	Achievements

1 Simplifying the Organization	● Reduced layers, right-sized spans of control, and eliminated shadow organizations ● Transitioned to an organization with clear lines of accountability ● Reduced annual run rate by $472 million

2 Innovating through Collaboration and Standardization

●   Built an organizational structure that leverages our talent across all of the Company

●   Began implementation of operational and functional best practices through process standardization and simplification

3 Prioritizing Purpose and Value-Driven Work	● Increased our ability to make decisions quickly and decisively ● Re-focused efforts on our highest-value activities ● Identified and continued to resolve gaps in our current practices

4 Promoting People Development and Progression	● Redefined and implemented new succession planning process ● Refined our talent management process to attract, motivate, develop, and retain high-quality employees

APA Corporation / 2021 Proxy Statement	33

Differentiate through High-Impact Exploration

The strategic joint venture agreement with Total S.A., granting them a 50 percent working interest in Suriname Block 58, delivered significant benefits to the Company in 2020. Additionally, we announced four consecutive oil discoveries in Block 58 offshore Suriname (inclusive of Keskesi, announced January 14, 2021).

Environmental, Social, and Governance (ESG)

Focus Area	Achievement
Environmental	Enhanced systems and processes currently used to manage and reduce GHG emissions, freshwater use, and Permian flaring.
Social	Committed 100 percent of philanthropic dollars in support of causes that align with the United Nations Sustainable Development Goals.[3]
Governance	Enhanced training in compliance, safety, diversity and inclusion, and skills development, focusing on improving the health, wellness, education, and diversity of our workforce.

Highlights related to ESG in 2020:

●	Increased produced water storage capacity by two million barrels

●	Recycled 4.6 million barrels of produced water

●	Implemented approval protocol for U.S. onshore flaring and decreased flaring volumes

●	Donated more than 500,000 PPE kits and equipment (surgical masks, face shields, gloves, and hand sanitizer) to global hospitals, health care units, quarantine centers, and first responders

●	Provided over 20,000 meals to families in need in the U.S. and U.K. during Covid-19

●	Supported crisis support services and emergency shelters from domestic violence for women and families in U.S. and Suriname

●	Provided 1,400 students in Midland ISD (Texas) with virtual tools and internet access for remote learning

●

Partnered with 56 U.S. non-profit organizations through the Apache Tree Grant Program to grant 64,000 trees in support of reforestation of state and municipal parks, restoration of natural habits, and beautification of community greenspaces

●

Continued support of the Pecos Watershed Conservation initiative, in partnership with the National Fish and Wildlife Foundation, to conserve riparian grasslands, species, and habitats in the greater Trans-Pecos Region of Texas

●	Aligned and integrated a global talent management process, including the establishment of performance management and competency development tools

●	Developed and distributed a safety culture survey and created an actionable plan that is aligned throughout the organization regarding EH&S training, competencies, and skills development

●	Developed and finalized a Diversity and Inclusion (D&I) strategy focusing on recruiting, talent development, diversity training, leadership support, community, and engagement

[3]

The UN SDGs are the blueprint to achieve a better and more sustainable future for all. They address the global challenges we face, including poverty, inequality, climate change, environmental degradation, peace, and justice.

34	APA Corporation / 2021 Proxy Statement

D&I Actions: The Company also took the following D&I-related actions during 2020 and into 2021:

For additional information regarding our ESG efforts, we encourage you to review our 2020 Sustainability Report, available on our website (www.apacorp.com).

Individual Performance

Using the corporate objectives as a foundation, the MD&C Committee receives input from the CEO and President for all other NEOs and assesses the annual incentive compensation target for each executive against market conditions. Where needed, the MD&C Committee further tailors an executive’s annual incentive compensation to their responsibilities and performance, the executive’s impact on 2020 results, and internal alignment. Our CEO and President evaluates all other officers based on these same criteria. Our independent compensation consultant is involved in the determination of targets and recommended awards for all officers.

For our NEOs, there were no adjustments to annual incentive compensation made as a result of the individual performance element.

Other Considerations

In formulating and assessing the annual incentive compensation plan, we consider whether the elements of the plan advance the Company’s long-term strategy and to what degree. While share price performance is considered, our annual incentive compensation program is not an annual TSR program, and we remain focused on the drivers of long-term value creation.

Annual Incentive Compensation Awarded for 2020

The CEO and President’s annual incentive compensation award is determined by the MD&C Committee and recommended to the Board for approval. The MD&C Committee approved the CEO and President’s recommendation with respect to the annual incentive compensation awards for the other NEOs. The annual incentive compensation awarded to the NEOs for 2020 were as follows:

Named Executive Officer	2020 Target (%)	2020 Target ($)	2020 Actual ($)	Actual as Percent of Target
John J. Christmann IV	130	1,690,000	2,315,300	137%
Stephen J. Riney	100	795,000	1,089,150	137%
P. Anthony Lannie	80	556,000	761,720	137%
David A. Pursell	90	607,500	832,275	137%
D. Clay Bretches	100	675,000	924,750	137%

APA Corporation / 2021 Proxy Statement	35

Long-Term Incentive Compensation

Our long-term incentive compensation plan is intended to align the long-term interests of our NEOs with the long-term interests of our shareholders. For the NEOs, we utilized a portfolio approach to our awards for 2020 comprising performance shares (60 percent) and APA restricted stock units (RSUs) (40 percent). Our long-term incentive compensation plan has retentive value, with specific stock ownership and retention requirements for all officers. In 2020, the NEOs received APA long-term awards as follows:

Named Executive Officer	Performance Shares ($)	Restricted Stock Units (1) ($)	Total Target Award Value ($)
John J. Christmann IV	5,577,000	3,718,000	9,295,000
Stephen J. Riney	2,385,000	1,590,000	3,975,000
P. Anthony Lannie	1,501,200	1,000,800	2,502,000
David A. Pursell	1,620,000	1,080,000	2,700,000
D. Clay Bretches(2)	1,080,000	1,620,000	2,700,000

(1)	Restricted stock units are delivered in a combination of cash and shares at the time of vesting.

(2)	A portion of the awards Mr. Bretches receives in restricted stock units are tied to the stock price of Altus Midstream Company, because of his position with that subsidiary.

Performance Shares

The performance share program was designed to align executive pay with achievement of operational and financial metrics that are the most impactful to the shareholders. For this reason, the performance share program awards comprise the largest portion of our long-term program (60 percent). Our program incorporates both relative and absolute metrics to provide a more comprehensive and balanced evaluation of our long-term business performance.

If achievement warrants and the executive remains employed by the Company, performance shares vest 50 percent at the end of the three-year performance period, with the remaining 50 percent vesting in the fourth year. Performance shares are settled in cash based on the closing share price on the vesting date.

These awards are eligible for dividend equivalents that accumulate during the performance period if dividends are declared and paid by the Company during such period, subject to the resulting performance multiple. If a payout is warranted, dividends are paid in cash at the end of the performance period based on the same achievement and vesting schedule as the underlying awards. Dividends are forfeited if the underlying awards are forfeited.

Our 2020 performance share program consists of relative TSR and CROIC metrics, each weighted 50 percent. For the relative TSR portion of the 2020 program, our TSR performance is measured relative to 16 peer companies and the S&P 500 Index as a 17th comparator (as explained below) over a rolling three-year period. The CROIC metric remains a true three-year measure, with targets determined based upon the average price of oil over the three-year performance period. This metric is designed to incentivize the sustained generation of returns to shareholders over the long-term, regardless of commodity price. Accordingly, the entire 2020 performance share program will be based on multi-year performance goals.

2020 Performance Shares

Metric	Weighting	Payout	Detail
Relative TSR	50%	0 – 200% of Target	● Measured relative to a new TSR Performance Peer Group over a three-year period ● Balanced payout scale ● Cap at 1x target if absolute TSR is negative
Cash Return on Invested Capital (CROIC)	50%	0 – 200% of Target	● Measured over a three-year period against targets determined based upon the average price of oil over the three-year performance period ● Threshold payout is 0.5x and maximum payout is 2x

36	APA Corporation / 2021 Proxy Statement

Relative TSR (50 Percent)

To maintain our focus on total shareholder return, half of the performance measure for the 2020 performance share program is based on relative TSR performance. In the 2020 performance share program, our TSR performance is measured relative to 16 peer companies and the S&P 500 Index as a 17th comparator over a three-year period:

2020 TSR Performance Peer Group
Antero Resources Corp.	Diamondback Energy, Inc.	Noble Energy Inc.*
Cabot Oil & Gas Corporation	EOG Resources, Inc.	Occidental Petroleum Corporation
Cimarex Energy Co.	EQT Corporation	Ovintiv Inc.
Concho Resources Inc.*	Hess Corporation	Pioneer Natural Resources Co.
ConocoPhillips Company	Marathon Oil Corporation	S&P 500 Index
Devon Energy Corporation	Murphy Oil Corporation

*	For acquisitions and divestitures, we calculate TSR to align with the shareholders returns per the terms of the transaction.

The S&P 500 Index is included in the peer group because the MD&C Committee believes that the Company should be measured against the broader market as well as its direct peers. The MD&C Committee also received shareholder feedback on this topic that confirmed its view and has increased the weighting to 2 peers for 2021, as discussed in the 2021 Compensation Decisions section below.

Payouts and potential results under the relative TSR component of our performance share program closely align with our ability to create long-term shareholder value.

Rank	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18
Payout (%)	200	200	200	185	170	155	140	125	110	90	75	60	45	30	15	0	0	0

2018 Performance Program Payout

The 2018 performance share program is the last to utilize the cash flow from operations and reserve adds per debt adjusted share metrics, each weighted 25 percent, having been replaced commencing in the 2019 program by a three-year CROIC metric weighted 50 percent. The business rationale for the use of these older metrics was to provide a balance between market-based measures of performance (relative TSR) and internal financial and operational measures. For the period, it was determined that the combination of these metrics most closely contributed to generating returns. These metrics are evaluated annually during a three-year performance period against respective performance targets determined at the beginning of each year.

Average performance over the three-year period is measured as a percentage above or below target. The threshold payout of 50 percent is achieved at 10 percent below target, and the maximum payout of 200 percent is achieved at 10 percent above target. This range around target was established at +/-10 percent as this percent represented the point at which a material change in execution of APA’s plan would be required.

Performance Share Vesting and Performance Achievement to Date

The 2018 performance share program resulted in a 23 percent payout based on the results below:

Metric	Average Variance	50% Threshold	100% Target	200% Max	Achievement of Target	Plan Allocation	Achievement
Total Shareholder Return					0.00%	50%	0.0%
Cash Flow from Operations	-13.02%	-10%	0%	10%	0.00%	25%	0.0%
Reserve Adds Per Debt Adjusted Share	-1.99%	-10%	0%	10%	90.05%	25%	22.5%

Overall Achievement:							23%

We use the average per share closing price for the month of December immediately preceding the beginning and end of the performance period to calculate the beginning and end prices to calculate the relative TSR results for all programs. This payout level for 2018 shows that long-term compensation is tied to long-term performance. The Company’s total TSR underperformed over the 3 years, and this was reflected in the compensation paid, as per the design of the plan.

APA Corporation / 2021 Proxy Statement	37

Restricted Stock Units

Restricted stock units (RSUs) vest ratably over three years. The NEOs receive common stock for a portion of the RSU award that vests. The remaining portion of the RSUs are cash-based units under the 2016 Omnibus Compensation Plan and are paid in cash once the RSU vests.

Stock Ownership Requirements

Under APA’s stock ownership guidelines, executive officers are required to own shares of APA Common Stock equal in value to a specified multiple of their annual base salary, set forth below:

Additionally, each officer is required to hold a minimum of 15 percent (on an after tax basis) of all shares from vesting of restricted stock units and realization of performance-based awards, and under the Company’s hedging policy, executive officers are prohibited from hedging Company stock. See Pledging and Hedging Policies above.

Benefits

Our NEOs receive the standard benefits received by all employees, including: group health (medical, dental, pharmacy, and vision), group life, accidental death and dismemberment, business travel accident, disability plans, defined contribution retirement plans (a Money Purchase Retirement Plan and a 401(k) Savings Plan), paid parental, elder care, and bereavement leave, company and flex holidays, and vacation.

As part of their total compensation, our NEOs are eligible for additional benefits that are designed to maintain market competitiveness. These include a comprehensive annual physical examination, an individual cash-value-based variable universal life insurance policy of two times base salary, an enhanced individual long-term disability policy for 75 percent of eligible earnings, continued employer and employee tax deferred contributions to a non-qualified retirement/savings plan once limits are reached in qualified retirement plans, and financial counseling services.

Our operations are spread around the globe, including locations that present a variety of physical and geo-political risks. For both business efficiency and security reasons, we require the CEO and President to use APA’s aircraft for all air travel, unless good business judgment would require otherwise. More details on the above benefits are presented under “All Other Compensation” following the “Summary Compensation Table.”

2021 Compensation Decisions

Annually in December, the MD&C Committee receives executive compensation benchmarking data from our independent compensation consultant, Longnecker & Associates (the Consultant), to ensure market alignment with our peers. Additionally, our Board evaluates any feedback provided by shareholders regarding potential changes to our compensation program. After reviewing this information in 2020, and in the spirit of relentless improvement, an APA core value, the MD&C Committee made the following changes for 2021:

Base Salary

The base salaries for all of our NEOs remain unchanged for 2021.

38	APA Corporation / 2021 Proxy Statement

Annual Incentive Compensation

For 2021, our long-term strategy is unchanged: we will focus on creating sustainable free cash flow by continuing to prioritize long-term returns over growth, strengthening our balance sheet through debt reduction, and advancing a large-scale opportunity in Suriname. We will also continue our efforts to differentiate the Company through our ESG programs and strategy.

The focus will be on the following key areas in 2021:

●	Improving performance in all areas related to EH&S

●	Generating sustainable free cash flow

●	Focusing on reducing cash costs per barrel of oil equivalent (BOE) and finding and development costs per BOE

●	Delivering year-over-year improvement in drilling capital efficiency

●	Eliminating U.S. onshore routine flaring and delivering flaring intensity reduction by year-end

●	Reducing freshwater consumption volume

●	Fostering a more inclusive culture where all employees can thrive

●	Progressing exploration in Suriname

Long-Term Incentive Compensation

For 2021, our MD&C committee expanded our 2021 TSR peer group to include a broader energy mix, with an increased weighting of the S&P 500 Index.

2021 TSR Performance Peer Group

Antero Resources Corp.	Continental Resources, Inc.	Kosmos Energy Ltd.	PDC Energy, Inc.

Bonanza Creek Energy, Inc.	Devon Energy Corporation	Magnolia Oil & Gas Corporation	Pioneer Natural Resources Co.

Cabot Oil & Gas Corporation	Diamondback Energy, Inc.	Matador Resources Company	Range Resources Corporation

Chevron Corporation	EOG Resources, Inc.	Marathon Oil Corporation	Southwestern Energy Company

Cimarex Energy Co.	EQT Corporation	Murphy Oil Corporation	S&P 500 Index (weighted as 2 peers)
CNX Resources Corporation	Exxon Mobil Corporation	Occidental Petroleum Corporation

ConocoPhillips Company	Hess Corporation	Ovintiv Inc.

Decision-Making Process

Pay Philosophy

Our executive compensation philosophy is to design compensation programs that:

●	Attract, retain, and reward top talent

●	Align our executives’ interests with those of our shareholders by paying for performance

●

Provide a substantial portion of our compensation in long-term, equity-based compensation to reward performance over the long-term and align the compensation of our top executives with the shareholder experience

Our approach to pay takes into account external market and internal parity concerns as well as recruitment, retention, and long-term performance goals, which drive shareholder value.

Compensation Peer Group

Peer group data contributes to our external market parity, recruitment, retention, and performance analysis. The MD&C Committee refers to data regarding compensation awarded to similarly-situated officers by companies in the compensation peer group to ensure that our NEOs’ base salaries, target annual incentive compensation award opportunities, and equity grants are competitive. The compensation peer group is intended to reflect E&P companies of a similar size, scope of operations, complexity, and international footprint as APA.

APA Corporation / 2021 Proxy Statement	39

The MD&C Committee uses the following criteria when determining the compensation peer group:

●	Industry: Companies with our 6-digit GICS code (101020 – Oil, Gas and Consumable Fuels)

●	Size: Market Capitalization, Revenues, Assets, and Enterprise Value

●	Talent Competition: Companies with which we compete for executive talent

●	Similarity: Companies with similar asset portfolio, hydrocarbon mix, investment cycle, and complex global operations

Accordingly, based on all of the above criteria, the 2020 compensation peer group is comprised of the following multinational E&P companies:

2020 Compensation Peer Group

ConocoPhillips Company	Marathon Oil Corporation	Occidental Petroleum Corporation

EOG Resources, Inc.	Murphy Oil Corporation	Ovintiv Inc.

Hess Corporation	Noble Energy Inc.

For 2021, due to consolidation in the industry, our MD&C committee revised our 2021 compensation peer group to include Devon Energy, Diamondback Energy, and Pioneer Natural Resources and removed ConocoPhillips and Occidental Petroleum.

2021 Compensation Peer Group

Devon Energy Corporation	Hess Corporation	Ovintiv Inc.

Diamondback Energy, Inc.	Marathon Oil Corporation	Pioneer Natural Resources Co.

EOG Resources, Inc.	Murphy Oil Corporation

40	APA Corporation / 2021 Proxy Statement

Compensation Best Practices

The MD&C Committee oversees the compensation programs and evaluates the programs against competitive practices, legal and regulatory developments, and corporate governance trends. The following table outlines the compensation best practices that we follow:

What We Do

Pay for Performance: The largest portion of our NEOs’ compensation is variable, at-risk pay aligned with our strategic plan, which is delivered through short-term and long-term incentive compensation.

Long-Term vesting: Our equity-based compensation vehicles have multi-year vesting periods of a minimum of three years. These vesting periods reward long-term performance and deter inappropriate risk taking.

Cap for Negative TSR: Cap our TSR payouts at target in the event TSR is negative.

Stock Ownership Guidelines: Maintain rigorous stock ownership requirements for our officers and directors.

Clawback Policy: We have a robust clawback policy, providing the right to cancel and recoup granted, earned, and vested awards, wholly or partly, with a look-back period in the event of misconduct.

Double Trigger Change in Control Provisions: We have a formal policy of requiring a double trigger to receive cash severance and to receive accelerated vesting of equity awards upon a change in control.

Independent Compensation Committee with Independent Compensation Consultant: All members of the MD&C committee are independent. The committee has engaged a compensation consultant that is independent of management and free of conflicts of interest with the Company.

What We Don’t Do

No Tax Gross Ups: We do not provide tax gross ups, except in the case of standard expatriate tax equalization benefits available to all similarly-situated employees.

No Repricing: Though we no longer issue stock options, the options granted in prior years cannot, without shareholder approval, be repriced, reset, or exchanged for cash if “under water.”

Anti-Pledging and Hedging Policies: We prohibit our directors and executive officers from hedging and pledging Company stock.

No Employment Contracts: All of our executive officers are employees at will, with no guaranteed salary or bonus.

No Excessive Perquisites: Modest in amounts, frequently business-related and always fully disclosed.

Roles in Determining Pay

The Board

Executive compensation decision-making is a core Board responsibility. The independent members of the Board review, modify as needed, and approve the MD&C Committee’s recommendations for the CEO and President’s total compensation. The entire Board is responsible for this same process in establishing the other NEOs’ compensation.

APA Corporation / 2021 Proxy Statement	41

The MD&C Committee

The MD&C Committee assesses the effectiveness of our compensation programs to ensure compensation does not incentivize excessive risk. The committee undertakes an extensive, year-round approach to determining the appropriate executive compensation programs and amounts, as shown in the following calendar. Additionally, each of the MD&C Committee’s members meets the independence requirements of the Nasdaq listing standards, and each member of the MD&C Committee is an “outside director,” as defined by applicable federal tax law or regulations of the Internal Revenue Service.

The MD&C Committee’s responsibilities are also described on page 12 of this proxy statement and more fully set forth in the committee’s charter, which is available on our website (www.apacorp.com).

Independent Consultant and APA Management

Independent Consultant

The MD&C Committee has engaged Longnecker and
Associates as its independent external advisor, and
considers analysis and advice from Longnecker and
Associates when making compensation decisions.

APA Management

APA’s Management team is responsible for providing
recommendations to the MD&C Committee with respect
to compensation decisions for APA’s executive officers
(other than the CEO and President)

•  Provides recommendations on CEO and President compensation directly to the MD&C Committee, without consulting management.

•  Periodically reviews the Company’s executive compensation programs, in cooperation with management, and advises the Committee of changes that may be made to better reflect evolving best practices and improve effectiveness.

•  Periodically reviews the Company’s compensation philosophy, target peer group, and target competitive positioning for reasonableness and appropriateness.

•  Has direct access to MD&C Committee members without management involvement.

•  Each year the MD&C Committee reviews the independence of the Consultant and obtains written certification that the Consultant complies with its own independence rules.

•  The Consultant received de minimis compensation for limited advisory services provided with respect to broad-based compensation in 2020.

•  Provides input regarding APA’s business strategy and performance.

•  The CEO and President, along with each member of his executive leadership team, provides the MD&C Committee with a self-assessment based on achievement of the agreed-upon objectives and other leadership accomplishments.

•  The CEO and President provides the MD&C Committee with performance evaluations and pay recommendations for other executive officers.

42	APA Corporation / 2021 Proxy Statement

Risk Considerations in Compensation Programs

The MD&C Committee does not believe that the Company’s compensation programs encourage inappropriate risk taking. The MD&C Committee, with assistance from the Consultant, arrived at this conclusion for the following reasons:

●

Our employees receive both fixed and variable compensation. The fixed portion provides a steady income regardless of the Company’s stock performance. This allows executives to focus on the Company’s business without an excessive focus on the Company’s stock price performance.

●

The goals and objectives for the annual incentive compensation plan are set to avoid overweighting any single factor that, if not achieved, would result in the loss of a large percentage of compensation.

●

Our equity awards for executives generally vest over three-year and four-year periods, which discourages short-term risk taking. Our substantial stock holding requirements extend these time frames further.

●	Our stock ownership requirements encourage a long-term perspective by our executives.

●

Our equity compensation plan provides that, unless otherwise specifically provided in an award agreement for certain events, such as retirement, our executives’ unvested long-term equity compensation is forfeited upon voluntary termination.

●	Our incentive programs have been in place for many years, and we have seen no evidence that they encourage excessive risk taking.

●	Essentially all of our employees participate in our equity-based compensation programs, regardless of business unit, which encourages consistent behavior across the Company.

Tax Legislation Related to Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limit, with certain exceptions, on the amount that a publicly-held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid to certain highly-compensated employees. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “Act”), certain “performance-based compensation” was not counted toward this limit. The Act eliminated the “performance-based compensation” exemption as of November 2, 2017. The MD&C Committee intends generally to qualify compensation paid to its executive officers as deductible, but it reserves the right to pay compensation that is not deductible.

Internal Revenue Code Section 409A requires “nonqualified deferred compensation plans” to meet requirements in order to avoid acceleration of the recipient’s federal income taxation of the deferred compensation. The Internal Revenue Service issued final regulations in April 2007 regarding the application of Section 409A, which were generally effective January 1, 2009. Prior to effectiveness, companies were expected to comply in “good faith” with the statute, taking note of the interim guidance issued by the Internal Revenue Service. We amended several of our benefit plans in order for them to be exempt from Section 409A, while we continue to provide benefits through several plans that remain subject to Section 409A. The terms of these plans were amended before January 1, 2009, as necessary, and are intended to meet the requirements of the final regulations.

MD&C Committee Report

The Management Development and Compensation Committee of the Board of APA Corporation reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based upon such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

March 10, 2021

Members of the Management Development and

Compensation Committee

William C. Montgomery, Chair

Annell R. Bay                                Juliet S. Ellis

Rene R. Joyce                              H. Lamar McKay

APA Corporation / 2021 Proxy Statement	43

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the compensation for the individuals listed below for all services rendered to the Company and its subsidiaries during fiscal years 2020, 2019, and 2018. The persons included in this table are the Company’s principal executive officer, principal financial officer, and the three other most highly compensated executive officers (the NEOs) who served as executive officers of the Company during 2020.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards (1) ($) (e)	Option Awards (1) ($) (f)	Non-Equity Incentive Plan Compensation(2) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($) (h)	All Other Compensation(4) ($) (i)	Total ($) (j)
John J. Christmann IV Chief Executive Officer and President	2020	1,300,000	—	10,172,011	—	2,315,300	—	533,914	14,321,225
	2019	1,300,000	—	10,974,484	—	1,422,980	—	589,836	14,287,300
	2018	1,300,000	—	9,488,299	1,589,243	2,327,130	—	496,775	15,201,447
Stephen J. Riney EVP and Chief Financial Officer	2020	795,000	—	4,350,079	—	1,089,150	—	253,123	6,487,352
	2019	795,000	—	4,446,777	—	669,390	—	285,645	6,196,812
	2018	725,000	—	3,441,076	576,365	1,265,523	—	224,782	6,232,746
P. Anthony Lannie EVP and General Counsel	2020	695,000	—	2,738,082	—	761,720	—	188,131	4,382,933
	2019	695,000	—	2,879,568	—	468,152	—	215,173	4,257,893
	2018	675,000	—	2,417,923	404,994	743,580	—	181,926	4,423,423
David A. Pursell EVP, Development	2020	675,000	—	2,954,781	—	832,275	—	197,012	4,659,068
	2019	675,000	—	2,447,106	—	454,680	—	136,326	3,713,112
	2018	—	—	—	—	—	—	—	—
D. Clay Bretches (5) EVP, Operations	2020	675,000	—	2,869,854	—	924,750	—	199,622	4,669,226
	2019	—	—	—	—	—	—	—	—
	2018	—	—	—	—	—	—	—	—
(1)

Value of RSU and stock option awards made during the fiscal year based upon aggregate grant date fair value, determined in accordance with applicable FASB ASC Topic 718. The discussion of the assumptions used in calculating the aggregate grant date fair value of the RSU awards can be found in the footnotes to the Grants of Plan Based Awards Table below and in Note 14 of the Notes to Consolidated Financial Statements included in Apache’s Annual Report on Form 10-K for the year ended December 31, 2020. For 2020, the values of the RSU awards at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr. Christmann — $14,871,967; Mr. Riney — $6,360,022; Mr. Lannie — $4,003,196; Mr. Pursell — $4,320,030; and Mr. Bretches — $3,780,020. For stock options, the estimated fair value is based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility, and future dividend yield. The value of the RSU and stock option awards is expensed ratably over the term of the award.

(2)	Amounts reflected under column (g) are paid pursuant to the Company’s incentive compensation plan as described under Annual Incentive Compensation in the Compensation Discussion and Analysis.

(3)	Earnings from the Non-Qualified Deferred Compensation Table are not included as they are not above-market or preferential earnings.

(4)	For additional information on All Other Compensation, see table and footnotes below.

(5)	Mr. Bretches was appointed as executive vice president, Operations of the Company effective as of January 1, 2020. He was not a named executive officer for 2019 or 2018.

44	APA Corporation / 2021 Proxy Statement

All Other Compensation

The following provides a detailed breakdown of the amounts under “All Other Compensation” in the Summary Compensation Table:

Name	Year	Company Contributions Retirement Plans(1) ($)	Company Contributions Non-Qualified Plans(1) ($)	Life Insurance Premiums(2) ($)	Use of Company Property(3) ($)	Enhanced Long-Term Disability Coverage & Annual Physicals(4) ($)	Financial Planning Services and Other Expenses(5) ($)	Total ($)
John J. Christmann IV	2020	37,500	343,717	11,700	111,318	29,679	—	533,914
	2019	37,000	470,798	10,929	44,062	27,047	—	589,836
	2018	36,500	370,270	10,698	51,517	27,790	—	496,775
Stephen J. Riney	2020	37,500	167,515	11,484	6,134	16,740	13,750	253,123
	2019	37,000	214,066	17,009	—	17,570	—	285,645
	2018	36,500	161,425	10,334	672	15,851	—	224,782
P. Anthony Lannie	2020	37,500	125,341	432	—	12,358	12,500	188,131
	2019	37,000	164,401	432	—	13,340	—	215,173
	2018	36,500	129,820	421	—	15,185	—	181,926
David A. Pursell	2020	37,500	120,655	9,636	—	14,221	15,000	197,012
	2019	37,000	67,210	14,212	—	14,279	3,625	136,326
	2018	—	—	—	—	—	—	—
D. Clay Bretches	2020	37,500	115,940	8,492	—	22,690	15,000	199,622
	2019	—	—	—	—	—	—	—
	2018	—	—	—	—	—	—	—

(1)

Officers participate in two qualified retirement plans. The Apache 401(k) Savings Plan provides a match up to the first eight percent of base pay and incentive bonus, and the Apache Money Purchase Retirement Plan provides an annual six percent Company contribution. Additionally, officers can elect to participate in the Apache Non-Qualified Retirement/Savings Plan to defer beyond the limits in the Apache 401(k) Savings Plan and continue Company contributions, which exceed the limits in the qualified plans. The APA Deferred Delivery Plan allows officers the ability to defer income in the form of deferred units from the vesting of RSUs under the Company’s 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan. The contributions into both non-qualified plans are reported in the Non-Qualified Deferred Compensation Table. The Company does not have a defined benefit plan for U.S. employees.

(2)

APA provides U.S. employees with two times their base salary under group term life insurance. Executives receive the first $50,000 of coverage under the same group term life insurance plan, and the remaining amount to bring them up to two times salary is provided in the form of universal life insurance policies.

(3)

These amounts are for use of corporate aircraft. During 2018-2020, the Board required John J. Christmann IV to use the Company’s aircraft for all air travel for security reasons and to facilitate efficient business travel, unless good business judgment required otherwise. Even though the Company considers these costs a necessary business expense rather than a perquisite for Mr. Christmann, in line with SEC guidance, the table includes the amounts attributable to each NEO’s personal aircraft usage. Executives are not reimbursed for the taxes on the income attributable to the personal use of corporate aircraft. The methodology for the valuation of non-integral use of corporate aircraft for disclosure in the Summary Compensation Table, in compliance with SEC guidance, calculates the incremental cost to the Company for personal use of the aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs, and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Additionally, the value of trips attributable to philanthropic interests was included, even though they are seen as contributing to the goodwill of the Company. In addition, Standard Industry Fare Level tables, published by the Internal Revenue Service, are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft.

(4)

In addition to the benefits for which all employees are eligible, the Company also covers the cost of a comprehensive annual physical and the full cost of enhanced long-term disability coverage for executive officers.

(5)

For executive officers, APA makes available the services of a financial counseling service provider. If the officer elects to enroll in such services, APA pays the costs charged by the service provider.

APA Corporation / 2021 Proxy Statement	45

Grants of Plan Based Awards Table

The table below provides supplemental information relating to the Company’s annual incentive compensation plan and the Company’s grants of RSUs during fiscal year 2020 to the NEOs. There were no stock options or stock appreciation rights granted during fiscal year 2020. Also included, in accordance with SEC rules on disclosure of executive compensation, is information relating to the estimated grant date fair value of the grants. Neither the values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)	Grant Type*	Grant Date (b)	Threshold ($) (c)	Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
John J. Christmann IV	AIA		—	1,690,000	(1)	3,380,000	(1)	—	—	—	—		—	—	—
	TSR	01/03/2020	—	—		—		16,282	108,544	217,088	—		—	—	3,665,531
	CROIC	01/03/2020	—	—		—		54,272	108,544	217,088	—		—	—	2,788,495
	APA-C	01/03/2020	—	—		—		—	—	—	57,890	(4)(6)	—	—	1,487,194
	APA-S	01/03/2020	—	—		—		—	—	—	86,835	(5)(6)	—	—	2,230,791
Stephen J. Riney	AIA		—	795,000	(1)	1,590,000	(1)	—	—	—	—		—	—	—
	TSR	01/03/2020	—	—		—		6,963	46,419	92,838	—		—	—	1,567,570
	CROIC	01/03/2020	—	—		—		23,210	46,419	92,838	—		—	—	1,192,504
	APA-C	01/03/2020	—	—		—		—	—	—	24,757	(4)(6)	—	—	636,007
	APA-S	01/03/2020	—	—		—		—	—	—	37,135	(5)(6)	—	—	953,998
P. Anthony Lannie	AIA		—	556,000	(1)	1,112,000	(1)	—	—	—	—		—	—	—
	TSR	01/03/2020	—	—		—		4,383	29,218	58,436	—		—	—	986,692
	CROIC	01/03/2020	—	—		—		14,609	29,217	58,434	—		—	—	750,585
	APA-C	01/03/2020	—	—		—		—	—	—	15,583	(4)(6)	—	—	400,327
	APA-S	01/03/2020	—	—		—		—	—	—	23,374	(5)(6)	—	—	600,478
David A. Pursell	AIA		—	607,500	(1)	1,215,000	(1)	—	—	—	—		—	—	—
	TSR	01/03/2020	—	—		—		4,730	31,530	63,060	—		—	—	1,064,768
	CROIC	01/03/2020	—	—		—		15,765	31,530	63,060	—		—	—	810,006
	APA-C	01/03/2020	—	—		—		—	—	—	16,816	(4)(6)	—	—	432,003
	APA-S	01/03/2020	—	—		—		—	—	—	25,224	(5)(6)	—	—	648,005
D. Clay Bretches	AIA		—	675,000	(1)	1,350,000	(1)	—	—	—	—		—	—	—
	TSR	01/03/2020	—	—		—		3,153	21,020	42,040	—		—	—	709,845
	CROIC	01/03/2020	—	—		—		10,510	21,020	42,040	—		—	—	540,004
	ALTM-C	01/03/2020	—	—		—		—	—	—	17,500	(3)(6)	—	—	945,000
	APA-C	01/03/2020	—	—		—		—	—	—	10,510	(4)(6)	—	—	270,002
	APA-S	01/03/2020	—	—		—		—	—	—	15,765	(5)(6)	—	—	405,003

*

AIA = Annual Incentive Award; TSR = Performance-Based Cash RSUs – TSR; CROIC = Performance-Based Cash RSUs – CROIC; ALTM-C = ALTM Cash-Based RSUs; APA-C = APA Cash-Based RSUs; and APA-S = APA Stock-Based RSUs.

(1)

Reflects estimated possible payouts under the Company’s annual incentive compensation plan. The estimated amounts are calculated based on the applicable annual bonus target and base salary earnings for each NEO in effect for the 2020 measurement period. The maximum payout under the plan is 200 percent of target. The Company’s annual incentive compensation plan does not contain thresholds. Actual incentive bonus awards granted for 2020 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

46	APA Corporation / 2021 Proxy Statement

(2)

For the grants made on January 3, 2020, the number of RSUs granted is shown as the target number, while the maximum number assumes a multiple of 2.0, and the threshold number shows the minimum number of RSUs earned if threshold performance goals are achieved.

On January 3, 2020, pursuant to the 2016 Omnibus Compensation Plan, the Company established the 2020 Business Performance Program Specifications for corporate and regional executives and key employees who were employed on or before December 31, 2019. These employees, including the executives named in the Summary Compensation Table, were granted the right to receive RSUs, the number of which will be determined based on the Company’s achievement of two different measures of performance:

- Total shareholder return (TSR) as compared to a peer group of 16 companies and one index (weighted 50 percent) – discussed below.

- Cash return on invested capital (CROIC) (weighted 50 percent) – evaluated over a three-year performance period against a performance target determined at the beginning of the performance period. Performance is measured based on the three-year average relative to target.

At the conclusion of the three-year performance period, which began on January 1, 2020, and will end on December 31, 2022, a calculation of the Company’s achievement of the performance measures will be made and the resulting percentage achievement will be applied to the target shares to derive the number of shares awarded. If achievement warrants, vesting will begin when performance share results are determined by the committee in January 2023, with 50 percent of the adjusted number of RSUs vesting immediately and 50 percent vesting as of January 1, 2024. Employees must be employed during the entire performance period and on the date of vesting.

For the TSR performance measure, at the conclusion of the three-year performance period, the Company’s performance will be directly ranked within the peer group. If the Company’s TSR ranks from 1 to 15, this will result in the application of a single multiplier to 50 percent of the target number of RSUs as follows:

Rank	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18
Payout (%)	200	200	200	185	170	155	140	125	110	90	75	60	45	30	15	0	0	0

However, if the Company ranks 16-18, there will be no achievement for this portion of the award.

TSR is determined by dividing (i) the sum of the cumulative amount of a company’s dividends for the performance period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the share price of the company’s common stock at the end of the performance period minus the share price at the beginning of the performance period by (ii) the share price at the beginning of the performance period.

(3)

These awards reflect the number of RSUs granted under the terms of the 2016 Omnibus Compensation Plan. The grant date fair value of these awards, calculated in accordance with FASB ASC Topic 718, is based on a closing price of Altus’ common stock on the date of grant. Except as discussed below, the RSUs are generally non-transferable and no dividends are paid on such units until vested. The RSUs vest ratably over three years and may be paid only in cash based on Altus’ share price.

(4)

These awards reflect the number of RSUs granted under the terms of the 2016 Omnibus Compensation Plan. The grant date fair value of these awards, calculated in accordance with FASB ASC Topic 718, is based on a closing price of the Company’s common stock on the date of grant. Except as discussed below, the RSUs are generally non-transferable and no dividends are paid on such units until vested. The RSUs vest ratably over three years and may be paid only in cash based on the Company’s share price.

(5)

These awards reflect the number of RSUs granted under the terms of the 2016 Omnibus Compensation Plan. The grant date fair value of these awards, calculated in accordance with FASB ASC Topic 718, is based on a closing price of the Company’s common stock on the date of grant. Except as discussed below, the RSUs are generally non-transferable and no dividends are paid on such units until vested. The RSUs vest ratably over three years.

(6)

The 2016 Omnibus Compensation Plan is administered by the MD&C Committee of the Board. RSUs granted under the 2016 Omnibus Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation, or other recapitalization of the Company. Upon both a change of control of the Company and termination of employment, all outstanding RSUs become automatically vested as of the date of such termination of employment. Generally, a change of control occurs when a person, partnership, or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities or upon a merger or similar combination, a sale of all or substantially all assets of the Company, or a change in the majority of the Company’s directors that is not approved by the Company’s incumbent Board.

APA Corporation / 2021 Proxy Statement	47

Outstanding Equity Awards at Fiscal Year-End Table

The table below provides supplemental information relating to the stock-based awards held by the NEOs as of December 31, 2020:

	Option Awards						Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($) (j)
John J. Christmann IV	—	—		—	—	—	16,029	(2)	227,452	22,614	(9)	320,893	(9)
	5,230	—		—	126.61	05/04/2021	10,686	(3)	151,634	26,333	(10)	373,665	(10)
	11,704	—		—	82.63	05/22/2022	54,574	(4)	774,405	214,395	(11)	3,042,265	(11)
	26,114	—		—	80.89	05/16/2023	36,382	(5)	516,261	217,088	(12)	3,080,479	(12)
	129,624	—		—	41.24	02/03/2026	4,760	(6)	225,910	—		—
	82,004	—		—	63.25	01/05/2027	86,835	(7)	1,232,189	—		—
	80,570	40,285	(2)	—	46.27	01/16/2028	57,890	(8)	821,459	—		—
Stephen J. Riney	—	—		—	—	—	5,813	(2)	82,486	7,428	(9)	105,403	(9)
	—	—		—	—	—	3,876	(3)	55,000	9,550	(10)	135,515	(10)
	—	—		—	—	—	22,113	(4)	313,783	86,871	(11)	1,232,699	(11)
	—	—		—	—	—	14,742	(5)	209,189	92,838	(12)	1,317,371	(12)
	40,968	—		—	41.24	02/03/2026	1,928	(6)	91,503	—		—
	26,934	—		—	63.25	01/05/2027	37,135	(7)	526,946	—		—
	29,220	14,610	(2)	—	46.27	01/16/2028	24,757	(8)	351,302	—		—
P. Anthony Lannie	—	—		—	—	—	4,085	(2)	57,966	5,042	(9)	71,546	(9)
	8,836	—		—	126.61	05/04/2021	2,723	(3)	38,639	6,710	(10)	95,215	(10)
	18,258	—		—	82.63	05/22/2022	14,320	(4)	203,201	56,255	(11)	798,258	(11)
	34,110	—		—	80.89	05/16/2023	9,546	(5)	135,458	58,435	(12)	829,193	(12)
	34,140	—		—	41.24	02/03/2026	1,249	(6)	59,278	—		—
	18,285	—		—	63.25	01/05/2027	23,374	(7)	331,677	—		—
	20,532	10,266	(2)	—	46.27	01/16/2028	15,583	(8)	221,123	—		—
David A. Pursell	—	—		—	—	—	4,629	(13)	65,686	6,653	(10)	94,406	(10)
	—	—		—	—	—	3,086	(14)	43,790	47,806	(11)	678,367	(11)
	—	—		—	—	—	12,169	(4)	172,678	63,060	(12)	894,821	(12)
	—	—		—	—	—	8,113	(5)	115,123	—		—
	—	—		—	—	—	32,711	(15)	464,169
	—	—		—	—	—	1,061	(6)	50,355	—		—
	—	—		—	—	—	25,224	(7)	357,929	—		—
	14,160	7,081	(13)	—	35.65	03/14/2028	16,816	(8)	238,619	—		—
D. Clay Bretches	—	—		—	—	—	10,000	(16)	141,900	11,952	(11)	169,599	(11)
	—	—		—	—	—	7,172	(16)	101,771	42,040	(12)	596,548	(12)
	—	—		—	—	—	4,781	(17)	67,842	—		—
	—	—		—	—	—	15,765	(7)	223,705	—		—
	—	—		—	—	—	10,510	(8)	149,137	—		—
	—	—		—	—	—	3,669	(18)	174,131	—		—
	—	—		—	—	—	17,500	(19)	830,550	—		—

(1)	Based on the per share closing price of the Company’s common stock of $14.19 on 12/31/2020, except as described in footnotes (6), (18), and (19) below.

(2)	Vests on 01/16/2021.

(3)	Vests on 01/16/2021. These units may be paid only in cash.

(4)	Vests ratably on 01/03/2021 and 01/03/2022.

(5)	Vests ratably on 01/03/2021 and 01/03/2022. These units may be paid only in cash.

48	APA Corporation / 2021 Proxy Statement

(6)	Vests ratably on 01/03/2021 and 01/03/2022. These units are based on the per share closing price of Altus’ Class A common stock of $47.46 on 12/31/2020 and may be paid only in cash.

(7)	Vests ratably on 02/01/2021, 01/03/2022, and 01/03/2023.

(8)	Vests ratably on 02/01/2021, 01/03/2022, and 01/03/2023. These units may be paid only in cash.

(9)

Final amount vested based on the Company’s TSR and business performance from 01/01/2017 — 12/31/2019; as certified by the MD&C on January 23, 2020. As a result, 50 percent of the RSUs earned vested on 01/23/2020 and the remaining 50 percent of the RSUs included in the table vest on 01/01/2021.

(10)

Final amount vested based on the Company’s TSR and business performance from 01/01/2018 — 12/31/2020; as certified by the MD&C on January 25, 2021. As a result, 50 percent of the RSUs earned vest on 1/25/2021 and the remaining 50 percent of the RSUs vest on 01/01/2022. These units may be paid only in cash.

(11)

Amount that vests will be based on the Company’s TSR and business performance from 01/01/2019 — 12/31/2021; no payout unless vesting occurs. If achievement warrants, 50 percent of the adjusted RSUs vest upon certification of the performance results and 50 percent of the adjusted RSUs vest on the first anniversary of the first day following the end of the performance period. As of 12/31/2020, two-year results would have resulted in a 56 percent payout under the 2019 Performance Share Program had it vested, therefore, the value and amount in the table assumes that target levels of performance are achieved. These units may be paid only in cash.

(12)

Amount that vests will be based on the Company’s TSR and business performance from 01/01/2020 — 12/31/2022; no payout unless vesting occurs. If achievement warrants, 50 percent of the adjusted RSUs vest upon certification of the performance results and 50 percent of the adjusted RSUs vest on the first anniversary of the first day following the end of the performance period. As of 12/31/2020, one-year results would have resulted in a 73 percent payout under the 2020 Performance Share Program had it vested, therefore, the value and amount in the table assumes that target levels of performance are achieved. These units may be paid only in cash.

(13)	Vests on 03/14/2021.

(14)	Vests on 03/14/2021. These units may be paid only in cash.

(15)	Vests on 12/11/2021.

(16)	Vests ratably on 01/15/2021 and 01/15/2022.

(17)	Vests ratably on 01/15/2021 and 01/15/2022. These units may be paid only in cash.

(18)	Vests ratably on 01/15/2021 and 01/15/2022. These units are based on the per share closing price of Altus’ Class A common stock of $47.46 on 12/31/2020 and may be paid only in cash.

(19)	Vests ratably on 02/01/2021, 01/03/2022, and 01/03/2023. These units are based on the per share closing price of Altus’ Class A common stock of $47.46 on 12/31/2020 and may be paid only in cash.

Option Exercises and Stock Vested Table

The table below provides supplemental information relating to the value realized upon the exercise of stock options and upon the vesting of RSUs and conditional grants during fiscal year 2020 for each NEO:

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting(1) (#) (d)	Value Realized on Vesting(1) ($) (e)
John J. Christmann IV	—	—	195,605	5,330,352
Stephen J. Riney	—	—	79,330	2,175,652
P. Anthony Lannie	—	—	52,162	1,418,437
David A. Pursell	—	—	18,385	362,569
D. Clay Bretches	—	—	12,810	377,463

(1)	Reflects RSUs vested under the terms of the 2011 Omnibus Equity Compensation Plan and/or the 2016 Omnibus Compensation Plan.

APA Corporation / 2021 Proxy Statement	49

Non-Qualified Deferred Compensation Table

The table below provides supplemental information relating to compensation deferred during fiscal year 2020 under the terms of the Apache Non-Qualified Retirement/Savings Plan (NQ Plan) and/or the APA Deferred Delivery Plan by the NEOs:

Name (a)	Non-Qualified Plan	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
John J. Christmann IV	NQ Plan(1)	191,838	343,717	(821,415	)(3)	0	2,428,657
	Deferred Delivery Plan(2)	0	0	(670,939	)(3)	0	863,050
Stephen J. Riney	NQ Plan(1)	149,727	167,515	112,174	(3)	0	1,552,595
	Deferred Delivery Plan(2)	0	0	0		0	0
P. Anthony Lannie	NQ Plan(1)	67,052	125,341	(274,888	)(3)	0	1,369,034
	Deferred Delivery Plan(2)	0	0	0		0	0
David A. Pursell	NQ Plan(1)	143,452	120,655	(47,609	)(3)	0	271,029
	Deferred Delivery Plan(2)	0	0	0		0	0
D. Clay Bretches	NQ Plan(1)	63,086	115,940	26,254		0	172,828
	Deferred Delivery Plan(2)	0	0	0		0	0

(1)

Non-Qualified Retirement/Savings Plan — see footnote (1) under All Other Compensation above. The amounts in column (b) are also included in the Summary Compensation Table under Salary and Non-Equity Incentive Plan Compensation, as appropriate, for 2020. The amounts in column (c) are also included in the Summary Compensation Table under All Other Compensation for 2020. The amounts in column (f) were previously reported in prior Summary Compensation Tables as follows: Mr. Christmann — $3,600,778; Mr. Riney — $1,388,516; Mr. Lannie — $2,100,509; and Mr. Pursell — $67,210.

(2)

Deferred Delivery Plan — see footnote (1) under All Other Compensation above and footnote (2) to the table under Equity Compensation Plan Information above. The amounts in column (b) are not included in the Summary Compensation Table for 2020. For Mr. Christmann – $3,843,120 was previously reported in prior Summary Compensation Tables with respect to his holdings in the Deferred Delivery Plan.

(3)	Earnings not included in column (h) of the Summary Compensation Table as they are not above-market or preferential earnings.

50	APA Corporation / 2021 Proxy Statement

Potential Payments upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the NEOs in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each NEO in each situation is listed in the following table for fiscal year 2020, assuming termination had occurred on December 31, 2020. All equity awards have been valued as of December 31, 2020.

Name	Type of Compensation	Retirement or Voluntary Termination(2) ($)	For Cause Termination ($)	Termination without Cause(3) ($)	Change in Control Termination(4) ($)	Death or Disability ($)

John J. Christmann IV	Cash Benefits	0	0	4,290,000	11,020,610	0

	Benefits Continuation

	Health	0	0	22,203	45,934	0

	Life	0	0	0	21,964	0

	Unvested & Accelerated

	Restricted Stock Units	0	0	5,535,421	10,751,754	10,751,754

	Stock Options	0	0	0	0	0

Total		0	0	9,847,624	21,840,262	10,751,754

Stephen J. Riney	Cash Benefits	0	0	2,186,250	5,640,000	0

	Benefits Continuation

	Health	0	0	1,338	2,601	0

	Life	0	0	0	22,090	0

	Unvested & Accelerated

	Restricted Stock Units (1)	0	0	2,225,341	4,415,096	4,415,096

	Stock Options	0	0	0	0	0

Total		0	0	4,412,929	10,079,787	4,415,096

P. Anthony Lannie	Cash Benefits	0	0	1,772,250	4,440,732	0

	Benefits Continuation

	Health	0	0	16,024	31,265	0

	Life	0	0	0	96	0

	Unvested & Accelerated

	Restricted Stock Units	2,837,632	0	1,445,821	2,837,632	2,837,632

	Stock Options	0	0	0	0	0

Total		2,837,632	0	3,234,095	7,309,725	2,837,632

David A. Pursell	Cash Benefits	0	0	1,788,750	4,530,000	0

	Benefits Continuation

	Health	0	0	22,203	45,934	0

	Life	0	0	0	18,526	0

	Unvested & Accelerated

	Restricted Stock Units	0	0	1,613,238	3,171,538	3,171,538

	Stock Options	0	0	0	0	0

Total		0	0	3,424,191	7,765,998	3,171,538

D. Clay Bretches	Cash Benefits	0	0	1,856,250	4,800,000	0

	Benefits Continuation

	Health	0	0	22,203	45,934	0

	Life	0	0	0	16,239	0

	Unvested & Accelerated

	Restricted Stock Units	0	0	941,847	2,453,138	2,453,138

	Stock Options	0	0	0	0	0

Total		0	0	2,820,300	7,315,311	2,453,138

APA Corporation / 2021 Proxy Statement	51

(1)

On February 18, 2015, Mr. Riney was granted 45,000 restricted stock units. The restricted stock units vested 9,000 on March 1, 2016, 9,000 on February 18, 2017, 9,000 on February 18, 2018, 9,000 on February 18, 2019, and 9,000 on February 18, 2020. Upon vesting, APA issues one share of common stock for each restricted stock unit, and 5,400 out of each 9,000 shares will not be eligible for sale by Mr. Riney until such time as he retires or terminates employment with the Company. If Mr. Riney is terminated by the Company without cause and not by reason of becoming disabled or if he terminates employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(2)

The awards allow continued vesting upon retirement after attaining age 55 and a certain combination of age and years of service. This provision also applies to performance share awards for eligible participants, provided that such retirement occurs after the first three months of the performance period (and not before). As of December 31, 2020, only Mr. Lannie met the age and service requirements to qualify for continued vesting of all of his outstanding awards beyond retirement, subject to certain conditions.

(3)

Reflects amounts in accordance with the Executive Termination Policy as amended and restated on March 1, 2021. Under the Executive Termination policy, each NEO would be entitled to receive the following benefits in connection with a termination of employment without cause: (i) two times base salary for the Chief Executive Officer and 1.75 times base salary for the other NEOs; (ii) a prorated target bonus; (iii) twelve months’ COBRA subsidy at active employee rates; (iv) three years’ service credit toward retiree medical, which would not apply to any of the NEOs based on their age and/or service; (v) prorated vesting for restricted stock units and stock options and extension of exercise period to full life of original stock option award; and (vi) prorated vesting based on time in performance period for performance shares provided the NEO has participated in the performance program for at least one year of the performance period (calculated at the end of the performance period and, if a payout is warranted, paid in cash according to the performance program’s vesting schedule). The value included in the table for accelerated vesting of restricted stock units assumes that target performance is achieved with respect to any restricted stock units that vest based on the achievement of performance measures. NEOs will not be entitled to any payments under the Executive Termination Policy if they are entitled to payments under the Income Continuance Plan (discussed below).

(4)

The Company has established the Income Continuance Plan as amended and restated on March 1, 2021. The plan provides that all officers of the Company, including the NEOs, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive the following payments and benefits if their employment is terminated in connection with or within two years following a “change in control” of the Company (as defined in the plan): (i) for executive officers only, a lump sum payment equal to 12 times the employee’s “monthly compensation”; (ii) payment of the monthly compensation on a monthly basis for 24 months following termination of employment; (iii) a prorated bonus; (iv) two years’ of employer contributions that would have been made to the Company’s qualified retirement plans on the employee’s behalf had such termination of employment not occurred; (v) continuation of medical, dental, vision and employee assistance benefits for 24 months at no greater than active employee rates, grossed-up for any amounts that are paid on an after-tax basis; and (vi) continued life insurance benefits for 24 months at no greater than active employee rates. For the purposes of the Income Continuance Plan, “monthly compensation” means one-twelfth of all cash compensation, including salary, incentive compensation and bonuses, but excluding any cash paid pursuant to the Company’s long-term incentive programs, paid to the employee during the year immediately preceding the termination date; provided, that for purposes of determining monthly compensation, bonuses shall be valued at the greater of (i) the target bonus for the year in which the termination occurs or (ii) the average bonus paid to the employee during the three years immediately preceding the termination date. In addition, under our equity compensation plans and award agreements, each NEO would receive full accelerated vesting of all equity awards, with vesting based on target performance being achieved with respect to any performance awards that have not been completed as of the termination date.

Payments Made Upon Death or Disability

Our equity plans provide for full acceleration of outstanding equity awards upon a termination of employment due to death or disability. In addition to the benefits listed in the preceding table, payments will also be made under the Company’s life insurance plan in the event of death for the officers listed above. In the event of disability, these executive officers would benefit under the Company’s disability insurance plan.

CEO Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the following is a reasonable estimate of the ratio of the annual total compensation of our CEO and President to the annual total compensation of our median employee.

The annual total compensation of our median employee for 2020 was $170,381. As disclosed in the Summary Compensation Table, our CEO and President’s annual total compensation for 2020 was $14,321,225. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO and President to the annual total compensation of our median employee was 84:1, down from 91:1 in 2019.

We identified the median employee using the employee population on December 31, 2020 that received taxable compensation (other than our CEO and President) for the calendar year 2020. We evaluated gross compensation, excluding equity, as a consistently applied compensation measure. We did not annualize the wages for new employees who were employed for less than the full fiscal year, or make cost of living adjustments.

This information is being provided for compliance purposes. Neither the MD&C Committee nor the executives of our Company use the pay ratio measure in making compensation decisions.

52	APA Corporation / 2021 Proxy Statement

Compensation Committee Interlocks and Insider Participation

During all or part of 2020, William C. Montgomery, Annell R. Bay, Juliet S. Ellis, Rene R. Joyce, and Daniel W. Rabun served on the MD&C Committee of the Board.

No executive officer of the Company serves, or in the past year has served, as a member of the compensation (or similar) committee or on the board of directors of another entity, one of whose executive officers served on the Company’s MD&C Committee or as a member of the Board. During fiscal year 2020, no member of the MD&C Committee (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company, or (iii) had any business relationship or conducted any business with the Company other than as an independent director of the Company. The Board evaluated each member’s independence under the independence standards promulgated by Nasdaq for compensation committees and determined that each member was independent for purposes of serving on the Company’s MD&C Committee.

Certain Business Relationships and Transactions

The Board has adopted a Code of Business Conduct and Ethics, which was last revised in March 2021. The Code of Business Conduct and Ethics prohibits conflicts of interest between any director, officer, or employee and the Company. The Code of Business Conduct and Ethics requires directors, officers, and employees to inform the Company of any transaction that involves related parties and that may give rise to a conflict of interest.

Pursuant to its charter, the CG&N Committee reviews related party transactions on an ongoing basis to prevent conflicts of interest. The CG&N Committee reviews a transaction in light of the affiliations of the director, officer, or employee and the affiliations of such person’s immediate family. Transactions are presented to the CG&N Committee for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred.

If the CG&N Committee finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The CG&N Committee approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company. The determination of the CG&N Committee is documented in the Committee’s minutes.

The Board reviews transactions to determine whether a transaction impairs the independence of a director and such determination is documented in the Board’s minutes. The Code of Business Conduct and Ethics and the CG&N Committee charter are available on the Company’s website (www.apacorp.com).

APA Corporation / 2021 Proxy Statement	53

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR (PROPOSAL NO. 11)

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of the independent auditor employed by the Company and establishes guidelines for the retention of the independent auditor for any permissible services. In performing these responsibilities, among other things, the Audit Committee (i) reviews the qualifications, performance, and independence of the independent auditor, (ii) reviews and evaluates the lead partner of the independent auditor having primary responsibility for the Company’s audit and ensures the rotation of such partners as required by law, and (iii) considers whether the registered public accounting firm chosen as the independent auditor should be rotated in order to maintain the independence between the independent auditor and the Company.

The Audit Committee has appointed Ernst & Young LLP (EY), an independent registered public accounting firm (independent auditor), to audit the Company’s financial statements for fiscal year 2021. EY served as the Company’s independent auditor for fiscal year 2020 and reported on the Company’s consolidated financial statements for that year, as well as the effectiveness of the Company’s internal control over financial reporting. EY has served as the independent auditor of the Company (including its predecessor filer, Apache) since 2002. The Board believes that the continued retention of EY to serve as the Company’s independent auditor is in the best interests of the Company and its shareholders and, at the request of the Audit Committee, is asking you to ratify that appointment.

Representatives of EY will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions regarding APA’s business.

Although shareholder ratification is not required, the appointment of EY as the Company’s independent auditor for fiscal year 2021 is being submitted for ratification at the annual meeting because the Board believes doing so is a good corporate governance practice. Furthermore, the Audit Committee will take shareholders’ opinions regarding the appointment of EY into consideration in future deliberations. If EY’s appointment is not ratified at the annual meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate EY’s engagement as the Company’s independent auditor without the approval of the Company’s shareholders whenever the Audit Committee deems appropriate.

Note that, as a result of the Holding Company Reorganization, all fees paid, pre-approvals, actions, and services prior to March 1, 2021 were those by, of, or for Apache, its Board of Directors, or Audit Committee, as applicable.

Fees Paid to the Independent Auditor

The fees paid to EY for 2020 and 2019 were as follows:

Description	2020 ($)	2019 ($)

Audit Fees(1)	4,303,000	4,572,000

Audit-Related Fees(2)	301,000	280,000

Tax Fees(3)	317,000	340,000

All Other Fees	32,000	—

Total	4,953,000	5,192,000

(1)

Audit Fees were for professional services rendered for the annual audit of the Company’s consolidated financial statements included in the Form 10-K, including the audit of the effectiveness of the Company’s internal controls over financial reporting, the reviews of the financial statements included in the Forms 10-Q, statutory audits, issuance of comfort letters, consents, and assistance and review of documents filed with the SEC. EY also served as the independent auditor of Altus Midstream Company (ALTM) for 2020. Fees for the audit of ALTM’s annual consolidated financial statements were $820,000 and $1.5 million for 2020 and 2019, respectively, which were not included in the table above.

(2)

Audit-Related Fees were for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” and agreed upon or expanded audit procedures.

(3)	Tax Fees were for services related to tax planning and compliance, tax-related and structuring-related consultation, and tax services related to potential acquisitions/dispositions.

54	APA Corporation / 2021 Proxy Statement

All audit, audit-related, tax, and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by EY was compatible with the firm’s independence in the conduct of its auditing functions. The Audit Committee has taken into consideration whether the provision of non-audit services by EY is compatible with maintaining auditor independence.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Pre-Approval of Independent Auditor Services and Fees

To ensure the independence of our independent auditor and to comply with the applicable securities laws, the listing standards of the Nasdaq Stock Market, and the Audit Committee charter, the Audit Committee has established a policy and related procedures with respect to services that may be performed by the Company’s independent auditor (the Pre-Approval Policy).

The Pre-Approval Policy provides that the Company’s independent auditor may not perform any service for APA, subject to those exceptions that may be permitted by applicable law, unless: (i) the service has been pre-approved by the Audit Committee or (ii) the Company engaged the independent auditor to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by the Company’s independent auditor by applicable securities laws.

Pursuant to the Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent auditor and a maximum amount of fees for each category. The Audit Committee reassesses these service categories and the associated maximum fee limits annually. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is reassessed annually. The Committee also considers on a case-by-case basis specific engagements that are not otherwise pre-approved or that exceed pre-approved fee amounts. The Audit Committee grants pre-approval, subject to fee limits, for services that fall within the “All Other Fees” category on an engagement-by-engagement basis.

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests to pre-approve services and maximum fee limits, provided that the member informs the Audit Committee of his or her decision at the Audit Committee’s next scheduled meeting.

The Board recommends that you vote “FOR” ratification of appointment of EY as the Company’s independent auditor for fiscal year 2021.

APA Corporation / 2021 Proxy Statement	55

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 12)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank) and Section 14A of the Securities Exchange Act of 1934, as amended, the Company is asking its shareholders to cast an advisory vote to approve the compensation of the Company’s named executive officers (our NEOs) as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This proposal, commonly known as “say-on-pay,” gives our shareholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.

As described in detail in the section of this proxy statement titled Compensation Discussion and Analysis, our executive compensation programs are designed to attract, motivate, and retain our executive officers (including our NEOs), who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term, and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the section of this proxy statement titled Compensation Discussion and Analysis, and the compensation tables that follow it, for additional details about our executive compensation programs.

At each of the Company’s annual meetings since the 2011 annual meeting of shareholders, the Company’s shareholders have cast an advisory vote on the compensation of the Company’s NEOs, as disclosed in the proxy statement for such meeting, and the Board and the MD&C Committee have considered the result of these shareholder votes in setting compensation policies and making compensation decisions for each of the fiscal years that has followed.

At the 2017 annual meeting of shareholders, the Company’s shareholders again determined, on an advisory basis, that the say-on-pay vote should be held on an annual basis. In accordance with this determination, we are asking our shareholders to indicate their support for the compensation of our NEOs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement. Accordingly, we ask our shareholders to vote FOR the following resolution:

RESOLVED, that the compensation paid to the NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion, is hereby approved.

The say-on-pay vote is advisory and, therefore, not binding on the Company, the MD&C Committee, or our Board. Our Board and our MD&C Committee value the opinions of our shareholders, and to the extent there is a significant vote against the compensation paid to our NEOs, as disclosed in this proxy statement, we will consider our shareholders’ concerns and will evaluate what, if any, further actions are necessary to address those concerns.

The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

56	APA Corporation / 2021 Proxy Statement

APPROVAL OF THE APACHE CHARTER AMENDMENT (PROPOSAL NO. 13)

General Information

On March 1, 2021, the Company implemented the Holding Company Reorganization pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the DGCL). As a result of the Holding Company Reorganization, Apache became a direct, wholly-owned subsidiary of the Company, and the Company replaced Apache as the public company trading on the Nasdaq Global Select Market under the ticker symbol “APA”.

As required by Section 251(g) of the DGCL, in connection with the Holding Company Reorganization, Apache’s Amended and Restated Certificate of Incorporation was further amended (as so amended and restated, the Apache Charter) to provide that all acts or transactions involving Apache, other than the election or removal of directors, that require the approval of the Company as Apache’s sole shareholder will also require the approval of the Company’s shareholders by the same vote as is required by the DGCL and the Apache Charter (the Pass-Through Voting Provision). Accordingly, the Pass-Through Voting Provision gives the Company’s shareholders direct voting rights with respect to matters affecting Apache that would otherwise only require the approval of the Company as Apache’s sole shareholder. Absent a provision like the Pass-Through Voting Provision, there is no general requirement under Delaware law that shareholders of a parent entity be given the right to vote on transactions involving the parent entity’s wholly-owned subsidiaries.

The Board seeks approval from the Company’s shareholders to amend the Apache Charter to remove the Pass-Through Voting Provision. Among other things, the elimination of the Pass-Through Voting Provision would allow the Company, as Apache’s sole shareholder, to approve certain corporate acts relating to Apache without the additional approval of the Company’s shareholders. The Pass-Through Voting Provision, which will be removed from the Apache Charter if the proposed amendment is approved, reads as follows:

Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the DGCL or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, in accordance with Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of APA Corporation (or any successor thereto by merger), by the same vote as is required by the DGCL and/or this Certificate of Incorporation.

A complete copy of the proposed amendment is attached to this proxy statement as Appendix A.

Reasons for the Apache Charter Amendment

The Holding Company Reorganization was implemented to modernize the Company’s operating and legal structures, making it more consistent with other companies that have subsidiaries operating around the globe, and is anticipated to offer advantages in risk management, provide financial and administrative flexibility, and allow for the Company’s legal structure to be more closely aligned with its growing international presence.

The removal of the Pass-Through Voting Provision will put the Company in the same position as substantially all other public holding companies that operate through multiple subsidiaries. It is uncommon for the shareholders of such public holding companies to have direct voting rights as to matters that affect only subsidiaries of the holding company. By removing this requirement, the Company will gain the flexibility and efficiency currently realized by nearly all other companies that operate under the same, or similar, structures.

Under Delaware law, certain acts, such as a change in domicile or the conversion of a wholly-owned subsidiary from a corporation into a limited liability company, would require the approval of the parent corporation as the sole shareholder of the subsidiary, but would not normally require a vote of the shareholders of the parent corporation. However, if the Pass-Through Voting Provision were to be retained in the Apache Charter, then such acts would require the approval of the Company’s shareholders.

Obtaining the approval of the shareholders of a public corporation would significantly delay Apache’s ability to complete certain actions and increase their costs, including through scheduling a vote, whether at a regular annual shareholders meeting or at a special meeting, of the Company’s shareholders. To avoid such delays and costs, and to provide maximum flexibility and efficiency under the Company’s new holding company structure, the Company proposes to remove the Pass-Through Voting Provision from the Apache Charter. Following the removal of the Pass-Through Voting Provision from the Apache Charter, shareholders of the Company would continue to have the voting rights typically provided to shareholders of a public holding company by Delaware law.

APA Corporation / 2021 Proxy Statement	57

Impact on Shareholder Rights

Removing the Pass-Through Voting Provision from the Apache Charter would have no effect on the right of shareholders of the Company to vote on matters relating to the Company, such as a merger or consolidation of the Company, a sale of all or substantially all of the Company’s assets, or any other acts or transactions requiring the approval of the Company’s shareholders under applicable law. If the proposed amendment is approved by the Company’s shareholders and effected, then the Pass-Through Voting Provision would be removed from the Apache Charter, and the Company would no longer be required to obtain the additional approval of the Company’s shareholders for acts or transactions by or involving Apache as is currently required by the Pass-Through Voting Provision.

The Board recommends that you vote “FOR” the approval of Apache Charter Amendment.

58	APA Corporation / 2021 Proxy Statement

VOTING AND OTHER INFORMATION

Who Can Vote

Only shareholders of record holding shares of APA common stock at the close of business on the record date, March 29, 2021, are entitled to receive notice of the annual meeting and to vote the shares of APA common stock they held on that date. The Company’s stock transfer books will not be closed. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any APA shareholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.

As of February 28, 2021, there were 377,966,632 shares of APA common stock issued and outstanding. Holders of APA common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors.

How to Register for and Access the Virtual Meeting

Registration Website:	www.proxydocs.com/APA

Those who plan to attend or view the annual meeting are required to register in advance at the registration website above. Once registered, attendees will receive an email at the address provided during registration approximately one hour prior to the start of the meeting, which will contain a unique link to attend the virtual meeting. Further instructions and contact information for technical support will be provided in the email. Attendees are encouraged to log into the website early to ensure they have adequate time to remedy any technical problems that may arise prior to the start of the meeting.

An audio recording of the webcast of the annual meeting will be available to the public on the Company’s website (www.apacorp.com) as soon as practicable after completion of the meeting and will remain available for at least 30 days thereafter.

Shareholders of Record and Beneficial Owners

Each holder of record of the Company’s common stock as of the record date and each shareholder who holds shares through an intermediary, such as a bank, broker, or other nominee (in “street name”), as of the record date may virtually attend and vote at the annual meeting by registering in advance using the instructions above. Such shareholders will be required to provide their unique control number, which may be found on the proxy card, notice of internet availability of proxy materials, or, for beneficial owners, other materials provided by their intermediary.

Attending as a Guest

Shareholders without a valid control number or any other interested individuals may also attend the virtual meeting by registering in advance using the instructions above and following the instructions to register as a guest, but such individuals will not have the option to vote shares.

Asking Questions

Shareholders may submit questions in advance of the annual meeting by emailing 2021AnnualMeeting@apacorp.com no later than 5:00 p.m. (Houston time) on May 25, 2021. Any questions that are inappropriate, not pertinent to the meeting, or otherwise fail to meet the rules of conduct for the meeting will be excluded. Any substantially similar questions will be grouped together to provide a single response. Pre-submitted questions meeting these requirements may be answered during the meeting as time permits.

Why a Virtual-Only Meeting

A virtual-only annual meeting is being held due to the ongoing public health risks and safety concerns related to the Covid-19 pandemic. The Company remains committed to its ongoing engagement with shareholders and other stakeholders and looks forward to returning to in-person annual meetings once safe and appropriate to do so.

APA Corporation / 2021 Proxy Statement	59

How to Vote

Shareholders of Record

If you hold all or any portion of your shares of APA common stock in your own name (as a “shareholder of record”), then you may instruct the Company on how to vote such shares:

●	over the internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials; or

●	if you requested to receive printed proxy materials:

●	by scanning the QR code on the enclosed proxy card with your mobile device (specific directions for using the mobile voting system are shown on the proxy card);

●	by using the toll-free telephone number listed on the enclosed proxy card (specific directions for using the telephone voting system are included on the proxy card); or

●	by marking, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

When using internet, mobile device, or telephone voting, the voting systems will verify that you are a shareholder through the use of a company number for APA and a unique control number for you.

To vote at the annual meeting during the polling period, shareholders who registered with their unique control number will be provided instructions in the virtual meeting to cast their ballot online.

Beneficial Owners

If your shares of APA common stock are held by a broker, bank, or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may vote your shares at its discretion on “routine” matters to be acted upon at the annual meeting. However, your shares will not be voted on any of the “non-routine” matters described below. An absence of voting instructions on any “non-routine” matters will result in a “broker non-vote.”

The only “routine” matter to be acted upon at the annual meeting is Proposal No. 11: ratification of appointment of EY as the Company’s independent auditor. All other matters to be acted upon at the annual meeting are “non-routine” matters and, as such, if you hold all or any portion of your shares in street name and you do not give your broker or bank specific instructions on how to vote such shares, then your shares will not be voted on any of the following “non-routine” matters:

●	Proposals 1-10: election of directors;

●	Proposal 12: advisory vote to approve the compensation of the Company’s NEOs; and

●	Proposal 13: approval of the Apache Charter Amendment.

To vote at the annual meeting during the polling period, shareholders who registered with their unique control number will be provided instructions in the virtual meeting to cast their ballot online.

Additional Information

Whichever method you use to transmit your instructions, your shares of APA common stock will be voted as you direct. If you designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, they will be voted:

●	FOR the election of the nominees for director;

●	FOR the ratification of appointment of EY as the Company’s independent auditor;

●	FOR the advisory vote to approve the compensation of the Company’s NEOs;

●	FOR the approval of the Apache Charter Amendment; and

●	In accordance with the judgment of the persons voting the proxy on any other matter properly brought before the meeting.

If you vote in advance using one of these methods, you may still attend and vote at the meeting. See Revoking a Proxy below.

60	APA Corporation / 2021 Proxy Statement

Voting 401(k) Savings Plan Shares

If you are an employee or former employee of the Company or its subsidiaries participating in the Apache 401(k) Savings Plan and have shares of APA common stock credited to your plan account as of the record date, you will receive printed proxy materials, including a proxy card, in respect of such shares. You have the right to direct the plan trustee regarding how to vote the shares credited to your plan account as of the record date. The trustee for the Apache 401(k) Savings Plan is Fidelity Management Trust Company.

The trustee will vote the shares in your plan account in accordance with your instructions. If you do not send instructions (in the manner described under How to Vote above) or if your proxy card is not received by May 24, 2021, then the shares credited to your account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions.

Revoking a Proxy

You may revoke a proxy before it is voted by submitting a new proxy with a later date by internet, mobile device, telephone, or mail (if applicable), by voting at the meeting, or by filing a written revocation with APA’s corporate secretary. Your attendance at the annual meeting alone will not automatically revoke your proxy.

Quorum

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of APA common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

Votes Needed

Election of Directors

The affirmative vote of a majority of the votes cast at the annual meeting is required for the election of directors. You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. As set forth in our bylaws, only votes FOR or AGAINST the election of a director nominee will be counted. Abstentions and broker non-votes count for quorum purposes, but not for purposes of the election of directors. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and will have no effect on the outcome of the vote.

Ratification of the Appointment of Independent Auditor

The affirmative vote of a majority of the votes cast at the annual meeting is required for ratification of appointment of EY as the Company’s independent auditor. You may vote FOR or AGAINST the ratification of appointment of EY as the Company’s independent auditor or you may ABSTAIN. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote on the matter. Broker non-votes will also be counted as shares entitled to vote on this matter. A vote to ABSTAIN will have the effect of a vote AGAINST ratification of the appointment of our independent auditor.

Advisory Vote to Approve the Compensation of Our NEOs

The affirmative vote of a majority of the votes cast at the annual meeting is required for advisory approval of the compensation of our named executive officers. You may vote FOR or AGAINST the advisory vote to approve the compensation of our named executive officers or you may ABSTAIN. Votes cast FOR or AGAINST and ABSTENTIONS with respect to the proposal will be counted as shares entitled to vote on the proposal. Broker non-votes will not be counted as shares entitled to vote on the proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

Approval of the Apache Charter Amendment

The affirmative vote of a majority of the outstanding shares of Company common stock is required for approval of the Apache Charter Amendment. You may vote FOR or AGAINST the approval of the Apache Charter Amendment or you may ABSTAIN. Because the proposal requires approval by the affirmative vote of a majority of the outstanding shares of Company common stock, as opposed to a majority of the votes cast at the annual meeting, a vote to ABSTAIN or a broker non-vote will have the effect of a vote AGAINST the proposal.

APA Corporation / 2021 Proxy Statement	61

Other Business

The affirmative vote of a majority of the votes cast at the annual meeting is required for approval of any other business that may properly come before the meeting or any adjournment thereof. Only votes FOR or AGAINST approval of any other business will be counted. Abstentions and broker non-votes count for quorum purposes, but not for the voting on the approval of such other business.

Who Counts the Votes

Representatives of EQ Shareowner Services will tabulate the votes and act as inspectors of the election.

Future Shareholder Proposals and Director Nominations

Shareholders are entitled to submit proposals on matters appropriate for shareholder action at next year’s annual meeting consistent with regulations of the SEC and the Company’s bylaws.

Proposals for Inclusion in Next Year’s Proxy Statement

The SEC rules permit shareholders to submit proposals (other than director nominations) for inclusion in our proxy statement for next year’s annual meeting if the shareholder and the proposal meet the requirements specified in SEC Rule 14a-8.

●	When to send these proposals: Any shareholder proposal submitted in accordance with SEC Rule 14a-8 must be received by the Company’s corporate secretary on or before December 14, 2021.

●	Where to send these proposals: Proposals should be addressed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

●	What to include: Proposals must conform to and include the information required by SEC Rule 14a-8.

Director Nominees for Inclusion in Next Year’s Proxy Statement (Proxy Access)

Our bylaws permit a shareholder or a group of shareholders (up to 20) who have owned an aggregate of at least 3 percent of APA’s outstanding common stock continuously for at least three years the ability to submit director nominees (up to 25 percent of the Board) for inclusion in our proxy statement, if the shareholder(s) and the nominee(s) satisfy the requirements set forth in Article IV, Section 14 of our bylaws.

●

When to send these proposals: Notice of director nominees submitted under Article IV, Section 14 of our bylaws must be received no earlier than November 14, 2021, and no later than the close of business on December 14, 2021.

●	Where to send these proposals: Proposals should be addressed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

●

What to include: Notice must include the information required by Article IV, Section 14 of our bylaws. Our bylaws are filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2021, or a printed copy of our bylaws is available free of charge by writing to the Company’s corporate secretary at the address above.

Other Proposals of Nominees for Presentation at Next Year’s Annual Meeting

Our bylaws also provide that any shareholder proposal, including any director nomination, that is not submitted for inclusion in next year’s proxy statement (either under SEC Rule 14a-8 or our proxy access bylaws, each as described above), may instead be presented directly at next year’s annual meeting if the submitting shareholder satisfies the requirements set forth in Article IV, Section 13 (with respect to director nominations) or Article IV, Section 12 (with respect to other proposals) of our bylaws.

●

When to send these proposals: Shareholder proposals, including director nominations, submitted under these bylaw provisions must be received by the Company’s corporate secretary not less than 120 days prior to the meeting, which is expected to be held in May 2022.

●	Where to send these proposals: Proposals should be addressed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

●

What to include: Proposals must include the information required by Article IV, Section 13 of our bylaws (with respect to director nominations) or Article IV, Section 12 of our bylaws (with respect to other proposals). Our bylaws are filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2021, or a printed copy of our bylaws is available free of charge by writing to the Company’s corporate secretary at the address above.

62	APA Corporation / 2021 Proxy Statement

●

Discretion to vote proxies on these proposals: If any shareholder proposal, including any director nomination, is properly presented directly at next year’s annual meeting, proxies will be voted on such proposals in accordance with the judgment of the management representatives who shall have been granted the authority to vote such proxies.

The Company’s Annual Report on Form 10-K and our other reports filed with the SEC are made available on our website and on www.sec.gov.

Shareholders with the Same Last Name and Address

The SEC rules permit companies and intermediaries (such as brokers) to implement a delivery procedure known as “householding.” Under this procedure, multiple APA shareholders who reside at the same address may receive a single set of proxy materials, unless one or more of the shareholders has provided contrary instructions. This procedure reduces printing costs and postage fees and saves natural resources.

If you hold your shares in “street name” (your shares are held in a brokerage account or by a bank or other nominee), you may revoke your consent to householding at any time by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling Broadridge at 1-800-542-1061. You can also request information about householding from your broker or bank.

If you are a shareholder of record (your shares are held in your own name and not held in a brokerage account) who received a household mailing this year and you would like to have additional copies of proxy materials mailed to you or if you would like to opt out of householding for future mailings, please send your written request to EQ Shareowner Services, Attn: Householding/APA Corporation, P.O. Box 64854, St. Paul, Minnesota 55164-0854.

Solicitation of Proxies

Solicitation of proxies for use at the annual meeting may be made in person or by mail, telephone, or other electronic means by directors, officers, and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company’s common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson LLC to assist in soliciting proxies from brokers, bank nominees, and other institutional holders for a fee not to exceed $14,500 plus expenses. All costs of the solicitation will be borne by the Company.

By order of the Board of Directors

APA CORPORATION

Rajesh Sharma

Corporate Secretary

Please promptly vote your shares using one of the methods explained on page 60 of this proxy statement.

APA Corporation / 2021 Proxy Statement	63

APPENDIX A – CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF APACHE CORPORATION

If the Apache Charter Amendment proposal is approved, Apache will be authorized to file a Certificate of Amendment to its Amended and Restated Certificate of Incorporation substantially in the form of the following:

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF APACHE CORPORATION

Apache Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the following amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware and the terms of paragraphs SIXTH and EIGHTH of the Amended and Restated Certificate of Incorporation of the corporation as in effect immediately prior to the effective time of this Certificate of Amendment.

SECOND: That the Amended and Restated Certificate of Incorporation of the corporation is hereby amended by deleting paragraph EIGHTH in its entirety, which is of no further force or effect.

THIRD: This amendment shall become effective upon filing.

IN WITNESS WHEREOF, Apache Corporation has caused this certificate to be signed by Stephen J. Riney, its Executive Vice President and Chief Financial Officer, and attested by Rajesh Sharma, its Corporate Secretary, this              day of                 , 2021.

APACHE CORPORATION

By:
Stephen J. Riney
Executive Vice President and Chief Financial Officer

ATTEST:

By:
Rajesh Sharma, Corporate Secretary

APA Corporation / 2021 Proxy Statement	A-1

APA Corporation

Notice of Annual Meeting of Shareholders and Proxy Statement

May 27, 2021

APA Corporation

2000 Post Oak Boulevard
Suite 100
Houston, Texas 77056-4400
713-296-6000
apacorp.com

FSC
www.fsc.org
MIX
Paper from responsible sources
FSC® C132107

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐	TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

QR CODE

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS

BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Proposals 1 through 13.

Proposals 1-10.
Election of Directors:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.	Annell R. Bay	☐	☐	☐	6.	H. Lamar McKay	☐	☐	☐

2.	John J. Christmann IV	☐	☐	☐	7.	William C. Montgomery	☐	☐	☐

Please fold here – Do not separate

3.	Juliet S. Ellis	☐	☐	☐	8.	Amy H. Nelson	☐	☐	☐

4.	Chansoo Joung	☐	☐	☐	9.	Daniel W. Rabun	☐	☐	☐

5.	John E. Lowe	☐	☐	☐	10.	Peter A. Ragauss	☐	☐	☐

11.	Ratification of Ernst & Young LLP as APA’s Independent Auditors	☐	For	☐	Against	☐	Abstain

12.	Advisory Vote to Approve Compensation of APA’s Named Executive Officers	☐	For	☐	Against	☐	Abstain

13.	Approval of the Apache Charter Amendment	☐	For	☐	Against	☐	Abstain

14.	The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 THROUGH 13.

Date	Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

APA CORPORATION

VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 27, 2021

10:00 a.m.

To register for the virtual meeting, please follow the instructions below:

•	Visit www.proxydocs.com/APA on your smartphone, tablet or computer.

•	As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card

•

After registering, you will receive a confirmation e-mail and an e-mail approximately 1 hour prior to the start of the meeting to the e-mail address you provided during registration with a unique link to the virtual meeting.

Important Notice Regarding Internet Availability of Proxy Materials for this Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at

www.proxydocs.com/APA

proxy

APA CORPORATION – 2021 PROXY

This proxy is solicited on behalf of the board of directors

for use at the Annual Meeting on May 27, 2021

By signing this proxy, you revoke all prior proxies and appoint John J. Christmann IV, Stephen J. Riney, and P. Anthony Lannie as Proxies, with full power of substitution, and authorize them to represent the undersigned at the annual meeting of shareholders to be held May 27, 2021, or any adjournment thereof, and to vote all the shares of common stock of APA Corporation held of record by the undersigned on March 29, 2021.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 13.

For participants in the Apache Corporation 401(k) Savings Plan, if this proxy is properly executed, then the shares credited to your account will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by May 24, 2021, then the shares credited to your account will be voted in proportion to directions received by Fidelity Management Trust Company, the trustee for the Apache Corporation 401(k) Savings Plan.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE www.proxypush.com/apa	PHONE 1-866-883-3382	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 26, 2021.
Use the Internet to vote your proxy. Scan code on front for mobile voting.	Use a touch-tone telephone to vote your proxy.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.